EXHIBIT 4.4

Dated June 26, 2003

SMEDVIG RIG AS

as Borrower

THE SEVERAL BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

NORDEA BANK NORGE ASA (formerly known as

CHRISTIANIA BANK OG KREDITKASSE ASA)

CITIBANK, N.A.

DEN NORSKE BANK ASA

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL.)

as Joint Arrangers

Den norske Bank ASA

as Facility Agent

Nordea Bank Norge ASA

as Paying Agent

DEN NORSKE BANK ASA

as Documentation Agent

DEN NORSKE BANK ASA

as Security Trustee

Third Supplemental Agreement to the

USD600,000,000 Reducing and Revolving

Credit Loan Facility

dated 10 May 2001

Stephenson Harwood

One St Paul’s Churchyard

London EC4M 8SH

Portions of this agreement have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

-i-

This Third Supplemental Agreement to the Loan Agreement dated the              day of 2003 is made by and between:

(1)	SMEDVIG RIG AS as Borrower;

(2)	THE SEVERAL BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 as Lenders;

(3)	NORDEA BANK NORGE ASA (formerly known as Christiania Bank og Kreditkasse ASA), CITIBANK, N.A., DEN NORSKE BANK ASA and SKANDINAVISKA ENSKILDA BANKEN AB (PUBL.) as Joint Arrangers;

(4)	DEN NORSKE BANK ASA as Facility Agent;

(5)	NORDEA BANK NORGE ASA as Paying Agent;

(6)	DEN NORSKE BANK ASA as Documentation Agent; and

(7)	DEN NORSKE BANK ASA as Security Trustee

WHEREAS:-

(A)	By a reducing and revolving credit loan facility agreement dated 10 May 2001 as supplemented by a first supplemental agreement dated 15 February 2002 and by a second supplemental agreement dated 9 May 2003 (the “Facility Agreement”) the Lenders agreed to make available to the Borrower a secured reducing and revolving credit loan facility in the sum of up to six hundred million Dollars (USD600,000,000) for the purposes and on the terms and conditions contained therein.

(B)	The Borrower wishes to amend the Facility Agreement further and has requested the consent of the Lenders, and in consideration of the premises the Lenders agree to grant consent on the terms and conditions contained herein.

(C)	Pursuant to transfer certificates of even date herewith, certain Lenders have transferred their rights and interests as Lender under or by virtue of the Facility Agreement to certain other Lenders and the Lenders have agreed to vary their Commitments so that the new Commitments will be as set out in Schedule 1 hereto.

(D)	The Borrower has requested, as a further amendment to the terms of the Facility Agreement, that the Lenders agree to the change of flag of “WEST EPSILON” and “WEST ALPHA” from Liberian to Panamanian flag.

(E)	The Borrower wishes to merge with Smedvig Drillship I AS so that the assets, liabilities, rights and obligations of the Borrower will be assumed within 2003 by Smedvig Drillship I AS which will then change its name to Smedvig Rig AS (the “Merger”), and has requested the consent of the Lenders to such merger.

(F)	This Agreement is supplemental to the Facility Agreement.

NOW THIS DEED WITNESSES As Follows:-

1.	Definitions and Construction

1.1	Terms and expressions not defined herein but whose meanings are defined in the Facility Agreement shall have the meanings set out therein.

In this Agreement the following words and expressions shall have the following meanings:-

“Agreement”

the third supplemental agreement to the Facility Agreement;

“Borrower”

Smedvig Rig AS, a company incorporated under the laws of Norway with registered number 979 193 416 and having its registered office and principal place of business at Finnestadveien 28, PO Box 110, N-4001 Stavanger, Norway;

“Facility Agreement”

the loan facility agreement as amended referred to in recital (A);

1.2	Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

2.	Continuing Representations and Warranties

2.1	The Borrower represents and warrants to the Facility Agent and the Lenders that:

2.1.1	it has the power to enter into and perform this Agreement and has taken all necessary action to authorise the entry into and performance of this Agreement and will duly perform and observe the terms hereof and thereof.

2.1.2	this Agreement constitutes the legal, valid and binding obligations of the Borrower, enforceable in accordance with its terms;

2.1.3	the entry into and performance of this Agreement and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or any official or judicial order or (ii) the constitutional documents of the Borrower or (iii) any agreement or document to which the Borrower is a party or which is binding upon the Borrower, or any of its assets, nor result in the creation or imposition of any encumbrance on any of its assets;

2.1.4	no Event of Default or Possible Event of Default would result from the execution of this Agreement or the performance of the Facility Agreement as amended by this Agreement.

3.	Conditions Precedent

3.1	Subject to clauses 3.2 and 5 below, the Facility Agreement shall be amended as provided in clause 4 below upon the date (the “Effective Date”) on which the Facility Agent gives notice to the Borrower that it is satisfied that the conditions which are set out below have been met to the satisfaction of the Facility Agent, namely that:

3.1.1	the Facility Agent has received in form and substance satisfactory to it this Agreement duly executed by all parties pursuant to such corporate authorisation (resolutions, powers of attorney, signatory books) as is, in each case, satisfactory to the Facility Agent in its sole discretion;

3.1.2	the representations and warranties contained in Clause 2 (Continuing Representations and Warranties) of this Agreement are true and correct on and as of the Effective Date as if each was made with respect to the facts and circumstances existing at such time;

3.1.3	no Event of Default or Possible Event of Default shall have occurred and be continuing or would result from the amendment of the Facility Agreement in accordance with this Agreement;

3.1.4	the Facility Agent has received in form and substance satisfactory to it such legal opinions as it shall require, including, but not limited to, Danish, Norwegian, and Panamanian opinions;

3.1.5	the Facility Agent has received for the account of the Lenders an amendment fee as set out in a separate fee letter agreement between the Borrower and the Joint Arrangers;

3.1.6	the Facility Agent has received in form and substance satisfactory to it a first pledge of shares between the Guarantor as pledgor and the Security Trustee as pledgee in respect of the shares in Smedvig Drillship I AS to be renamed Smedvig Rig AS;

3.1.7	the Facility Agent has received in form and substance satisfactory to it evidence of the filing with the Norwegian Ordinary Ship Registry in respect of the mortgage registered against “West Venture” of all necessary documents in connection with the Merger;

3.1.8	the Facility Agent has received in form and substance satisfactory to it evidence of the filing with the Norwegian Registry of Business Enterprises in respect of the “Avtale om Factoring” registered against the Borrower of all necessary documents in connection with the Merger;

3.1.9	the Facility Agent has received in form and substance satisfactory to it evidence of the filing with the Panamanian Shipping Registry in respect of the mortgage registered against “West Epsilon” of all necessary documents, in connection with the Merger;

3.1.10	the Facility Agent has received in form and substance satisfactory to it evidence of the execution of West Alpha Assignment in respect of various agreements re: “West Alpha”, together with all related documents;

3.1.11	the Borrower has executed a first preferred Panamanian mortgage over “West Epsilon” in form and substance satisfactory to the Facility Agent and such mortgage has been registered in Panama in the relevant shipping registry; and

3.1.12	the Facility Agent has received a letter signed by the Borrower, the Guarantor and Smedvig Offshore AS which confirms that they agree that all references in the General Assignment dated 11 May 2001 relating to “West Epsilon” and in the Assignment in respect of various agreements relating to “West Alpha” dated 2 June 2003 to “Liberia” should, from the Effective Date, be to “Panama”.

PROVIDED THAT, so long as the Facility Agent confirms that all remaining conditions precedent have been satisfied, the conditions precedent set out in 3.1.6 to 3.1.9 inclusive shall not be required to be satisfied in order for the Effective Date of this Agreement to have occurred if the Merger has not taken place at the date of this Agreement.

3.2	Subject to Clause 5 hereof the Effective Date shall be a Banking Day on or before 30 June 2003. If the Effective Date shall not have occurred by close of business in London on that day (or such later date as all parties may agree), this Agreement shall cease to have effect (unless the parties agree otherwise in writing) except for clauses 6, 9 and 10 below.

3.3	The conditions precedent set out in clause 3.1 above are for the sole benefit of the Lenders and accordingly the Facility Agent may (acting on behalf of the Lenders) waive all or any of the same, unconditionally or on such conditions as it may in its sole discretion think fit. Any such waiver shall not limit or restrict any other rights of the Lenders in respect of the Facility Agreement.

4.	Amendment to the Facility Agreement

4.1	The parties hereto hereby agree that with effect from the Effective Date

4.1.1	the Facility Agreement shall be amended to read in accordance with the amended and restated facility agreement attached hereto as Appendix I and will continue to be binding upon each of the parties thereto in accordance with its terms as so amended and restated;

4.1.2	all references to the Facility Agreement in the Security Documents shall be construed as references to the Facility Agreement as amended and restated by this agreement and all terms used in such documents whose meanings are defined by reference to the Facility Agreement shall be defined by reference to the Facility Agreement as so amended and restated; and

4.1.3	all the Security Documents shall continue in full force and effect notwithstanding the execution of this agreement and, insofar as any of those Security Documents secures any obligation under the Facility Agreement, it shall secure that obligation as the same may have been amended, varied or supplemented by this agreement.

4.2	Except as expressly varied herein all other terms of the Facility Agreement and all the Security Documents shall remain in full force and effect.

5.	Merger with Smedvig Drillship I AS

The Lenders hereby consent to the merger of Smedvig Drillship I AS with the Borrower SUBJECT TO receipt of a Norwegian and a supplementary Panamanian legal opinion, each in form and substance satisfactory to the Facility Agent and subject to the conditions precedent set out in 3.1.6, 3.1.7, 3.1.8 and 3.1.9 being fulfilled to the satisfaction of the Facility Agent.

6.	Further Assurance

6.1	The Borrower hereby covenants that from time to time at the request of the Facility Agent it will execute and deliver to the Facility Agent or procure the execution and delivery to the Facility Agent of any and all such documents as the Facility Agent shall deem necessary or desirable in its absolute discretion for giving full effect to this Agreement and for perfecting, protecting the value of or enforcing any security granted to the Facility Agent under or pursuant to the Facility Agreement as amended by this Agreement.

7.	Costs and Expenses

7.1	All costs, expenses, internal and external legal fees, registration fees, taxes, stamp duties and all other charges and disbursements whatsoever incurred by the Facility Agent in connection with the preparation, execution and administration and enforcement of this Agreement and any documents to be executed pursuant hereto shall be paid by the Borrower forthwith on demand by the Facility Agent on a full indemnity basis.

8.	Counterparts

8.1	This Agreement may be executed in any number of counterparts all of which shall constitute but one and the same agreement. Execution by the parties hereto separately of one or more counterpart(s) hereof shall be deemed to be due execution hereof by all the parties hereto, and such counterparts shall be deemed to be one single deed.

9.	Notices

9.1	The provisions of Clause 25 of the Facility Agreement shall apply to this Agreement.

10.	Proper Law and Jurisdiction

10.1	This Agreement shall be governed by and construed in accordance with the laws of England. The provisions of Clause 27 of the Facility Agreement in relation to the submission to jurisdiction by the Borrower shall apply to this Agreement.

Execution Page

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as a Deed on the day first written above.

The Borrower

EXECUTED and DELIVERED	)
as a DEED by

for and on behalf of	)
SMEDVIG RIG AS	)
in the presence of:-)

The Facility Agent

EXECUTED and DELIVERED	)
as a DEED by

for and on behalf of	)
DEN NORSKE BANK ASA	)
in the presence of:-)

The Paying Agent

EXECUTED and DELIVERED	)
as a DEED by

for and on behalf of	)
NORDEA BANK NORGE ASA	)
in the presence of:-

The Documentation Agent

EXECUTED and DELIVERED	)
as a DEED by

for and on behalf of	)
DEN NORSKE BANK ASA	)
in the presence of:-

The Security Trustee

EXECUTED and DELIVERED	)
as a DEED by

for and on behalf of	)
DEN NORSKE BANK ASA	)
IN the presence of:-)

The Joint Arrangers

EXECUTED and DELIVERED	)
as a DEED by

for and on behalf of	)
NORDEA BANK NORGE ASA	)
IN the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
CITIBANK, N.A.	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
DEN NORSKE BANK ASA	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
SKANDINAVISKA ENSKILDA	)
BANKEN AB (PUBL.))
in the presence of:-)

The Lenders
EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
BNP PARIBAS	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
CITIBANK, N.A.	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
COMMERZBANK INTERNATIONAL S.A.	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
CREDIT AGRICOLE INDOSUEZ	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
DEN NORSKE BANK ASA	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
DEUTSCHE SCHIFFSBANK AG	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
DEUTSCHE BANK AG IN HAMBURG	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
FOKUS BANK ASA	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
FORTIS BANK (NEDERLAND) N.V.	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
HSH NORDBANK AG	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
ING BANK N.V.	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
NEDSHIP BANK N.V.	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
NORDEA BANK NORGE ASA	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
SKANDINAVISKA ENSKILDA	)
BANKEN AB (PUBL.))
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
SPAREBANKEN ROGALAND	)
in the presence of:-)

EXECUTED and DELIVERED	)
as a DEED by	)

for and on behalf of	)
VEREINS UND WESTBANK	)
in the presence of:-)

Acknowledged and	)
Agreed by	)

for and on behalf of	)
CITIGROUP GLOBAL MARKETS LTD	)
in the presence of:-)

Schedule 1

THE LENDERS AND THEIR COMMITMENTS

Name	Address and Telefax Number	Commitment USD	Percentage %
BNP Paribas Oslo Branch	Karl Johans gt 7 P.O. Box 106 Sentrum 0155 Oslo Norway Fax: (47) 22 41 08 44 Attention: Shipping	*	*

Nordea Bank Norge ASA (formerly known as Christiania Bank og Kreditkasse ASA)	1) Information related to Loan Administration 2) Information related to Credit/Commercial Matters Middelthunsgate 17 N-0368 Oslo Norway Fax: (47) 22 48 66 68 Attention: Offshore/Oil Services	*	*

Citbank N.A.	1) 2nd Floor 4 Harbour Exchange Isle of Dogs London E14 9GE Fax: (44) 20 7500 5806 Attention: UK Loans Processing Unit	*	*

2) c/o Citibank International plc Norway Branch Tordenskioldsgate 8-10 P O Box 1481 Vika N-0116 Oslo Norway Fax: (47) 22 00 96 22

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Name	Address and Telefax Number	Commitment USD	Percentage %
Commerzbank International S.A.	1) Information related to Loan Administration: 11, rue Notre Dame L-2240 Luxembourg Tel: (35) 2 477 911 459 Fax: (35) 2 477 911 386	*	*

2) Information related to Credit/Commercial matters: Commerzbank AG Global Shipping Hamburg Ness 7-9 20457 Hamburg Germany Fax: (49) 40 36 83 4068/ 4123 Attention: Global Shipping

Credit Agricole Indosuez

1) Lending office and all information related to Loan

Administration matters:

Shipping Finance

Division/Loan Administration

9 Quai du President Paul Doumer

92920 Paris La Defense

Cedex

France

Attention: DFMA/Loan Administration

Tel: + (33)1 41 89 12 49

Fax: + (33)1 41 89 1934

		*	*

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Name	Address and Telefax Number	Commitment USD	Percentage %
2) Information related to Credit/Commercial matters: Representative Office Norway Ruseløkkveien 6 N-0251 Oslo Norway Fax: +(47) 22 01 06 51 Tel: +(47) 22 01 06 50

Den norske Bank ASA	Stranden 21 N-0107 Oslo Norway Fax: (47) 22 48 28 94 Attention: Credit Administration Shipping	*	*

Deutsche Bank AG in Hamburg	Brandstwiete 1 20457 Hamburg Fax: (49) 40 37 01 46 49 Attention: Shipfinancing Department	*	*

Deutsche Schiffsbank AG	Domshof 17 D-28195 Bremen Tel: +49 421 3609-0 Fax: +49 421 323539	*	*

Fokus Bank ASA	Information related to Loan Administration: Akersgata 28 PO Box 1170 Sentrum 0107 Oslo Norway Fax: + 47 24 05 55 30 Tel: + 47 24 05 54 30 Attention: Corporate & Institutional Banking, Oslo Region	*	*

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Name	Address and Telefax Number	Commitment USD	Percentage %

Information related to Credit/Commercial matters Akersgata 28 PO Box 1170 Sentrum 0107 Oslo Norway Fax: + 47 24 05 55 30 Tel: + 47 24 05 54 30 Attention: Corporate & Institutional Banking, Oslo Region

Fortis Bank (Nederland) N.V.	1) Information related to Loan Administration: Fortis Bank (Nederland) N.V. CBO/CB Loan Administration Coolsingel 93 NL-3012 AE Rotterdam The Netherlands Fax: (31) 10 401 6118	*	*

2) Information related to Credit/Commercial matters: Fortis Bank (Nederland) N.V., Oslo Branch Munkedamsveien 53B N-0250 Oslo Norway Fax: (47) 23 11 49 40

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Name	Address and Telefax Number	Commitment USD	Percentage %
HSH Nordbank AG	Gerhart-Hauptmann-Platz 50 D-20095 Hamburg Germany Fax: +(49) 40 33 333 4118 Attention: Shipping Department	*	*

ING Bank N.V.	De Amsterdamse Poort Location Code HE 02.09 Bijlmerplein 888 P O Box 1800 1000 BV Amsterdam Netherlands Attention: Natural Resources (Offshore) Tel: +31 20 576 8896 Fax: + 31 20 563 5164	*	*

Nedship Bank N.V.	Nedship Bank (Nordic) Strandgaten 18 P O Box 701 Sentrum 5807 Bergen Norway Fax: (47) 55 30 95 50	*	*

Skandinaviska Enskilda Banken AB (publ)	Rosenkrantz gate 22 P O Box 1843 Vika N-0123 Oslo Norway Fax: (47) 22 82 71 24 Attention: Shipping/Offshore	*	*

Sparebanken Rogaland	Bjergsted Terrasse 1 P O Box 218 N-4001 Stavanger Norway Fax: (47) 51 53 47 55 Attention: Shipping/Offshore	*	*

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Name	Address and Telefax Number	Commitment USD	Percentage %
Vereins - und Westbank AG, Hamburg	22, Alter Wall D-20457 Hamburg Fax: 00 49 40 3692 3894 Attention: Corporate Banking Department - Energy	*	*

	Total	500,000,000	100%

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

APPENDIX 1

SMEDVIG RIG AS

as Borrower

THE SEVERAL BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

NORDEA BANK NORGE ASA

CITIGROUP GLOBAL MARKETS LTD

DEN NORSKE BANK ASA

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL.)

as Joint Arrangers

DEN NORSKE BANK ASA

as Facility Agent

DEN NORSKE BANK ASA

as Documentation Agent

DEN NORSKE BANK ASA

as Security Trustee

AMENDED AND RESTATED

USD500,000,000 REDUCING AND REVOLVING

CREDIT LOAN FACILITY AGREEMENT

Stephenson Harwood

One St Paul’s Churchyard

London EC4M 8SH

Portions of this agreement have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(i)

THIS AGREEMENT is made as of the 10th day of May 2001

BETWEEN:-

(1)	SMEDVIG RIG AS as Borrower;

(2)	THE SEVERAL BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 as Lenders;

(3)	NORDEA BANK NORGE ASA, CITIGROUP GLOBAL MARKETS LTD, DEN NORSKE BANK ASA and SKANDINAVISKA ENSKILDA BANKEN AB (PUBL.) as Joint Arrangers;

(4)	DEN NORSKE BANK ASA as Facility Agent;

(5)	DEN NORSKE BANK ASA as Documentation Agent; and

(6)	DEN NORSKE BANK ASA as Security Trustee

WHEREAS:-

This Agreement sets out the terms and conditions on which the Lenders have agreed to make available to the Borrower a secured reducing and revolving credit loan facility in the sum of up to five hundred million Dollars (USD500,000,000) to provide finance for general corporate purposes of any Group Member.

NOW IT IS HEREBY MUTUALLY AGREED as follows:-

1.	DEFINITIONS AND CONSTRUCTION

1.1.	Definitions

In this Agreement including its preamble and recitals:-

“Advance”

means each borrowing of a proportion of the Commitments by the Borrower under Clause 3 (Advances) or, as the context may require, the principal amount of such borrowing for the time being outstanding;

“Agents”

means the Facility Agent, the Documentation Agent and the Security Trustee;

“Applicable Margin”

means the margin (expressed as basis points each equivalent to one hundredth of one per cent) which is based on the Guarantor’s consolidated quarterly tested Leverage Ratio as follows:

Leverage Ratio	Applicable Margin
= or > 4.25 and < 5.00	170 basis points per annum
= or > 3.00 and < 4.25	150 basis points per annum
< 3.00	135 basis points per annum
Investment Grade	115 basis points per annum

“Associated Costs Rate”

means, in relation to each Advance, the percentage rate from time to time determined by the Facility Agent (acting reasonably) as reflecting the cost, loss or difference in return suffered or incurred by any Bank as a result of any charge imposed by the Financial Services Authority of the United Kingdom (or any other authority which replaces all or any of its functions);

“Associated Undertaking”

means:-

(A)	Varia Perdana Sdn. Bhd. and Tioman Drilling Comp. Sdn. Bhd., each being companies incorporated under the laws of Malaysia;

(B)	Norwegian Tender Rig AS, a company incorporated under the laws of Norway;

(C)	Partrederiet West Navigator DA, a limited partnership established under the laws of Norway; and

(D)	any other company or limited partnership (other than a Subsidiary) whose results are required by Norwegian GAAP, or would be required by US GAAP, to be consolidated with those of the Guarantor and its Subsidiaries in the Smedvig Group’s consolidated financial statements or, if not so required, are in fact consolidated from time to time with those of the Guarantor and its Subsidiaries in the Smedvig Group’s consolidated financial statements;

“Availability Date”

means the first date (if any) before the Closing Date upon which the conditions referred to in Clauses 4.1 (Documents and evidence) and 4.2 (General conditions precedent) have been fulfilled;

“Availability Period”

means the period from the Availability Date and ending on the earlier of the Termination Date and/or the period ending on such earlier date (if any) (i) on which the Borrower cancels all of the Commitments under Clause 5.3 (Voluntary cancellation of Commitments) or (ii) on which the Commitments of all the Lenders are reduced to zero pursuant to Clauses 7.1 (Illegality) or 16.2 (Acceleration);

“Available Commitment”

means, in relation to a Lender, the amount of its Commitment less the amount of its Advances outstanding;

“Balder Disputes”

means all unresolved and contested issues whatsoever (whether the subject of discussion, negotiation, arbitration, litigation or otherwise howsoever) from time to time between any Group Member and Keppel FELS, Esso and/or any other party in connection howsoever with the four separate delivery protocols for the mobile production unit referred to as “Balder FPU” both from Keppel FELS to Smedvig Production Contracting KS and from the Guarantor/Smedvig Production Contracting KS to Esso;

“Banks” and “Bank”

means the Lenders, the Joint Arrangers, the Facility Agent, the Documentation Agent and the Security Trustee (each individually a “Bank” and collectively the “Banks”);

“Banking Day”

means a day on which dealings in deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) on which banks are open for business in London, Oslo, Hamburg, Paris and New York City (or any other relevant place of payment under Clause 8 (Payments));

“Borrower”

means Smedvig Rig AS, a company incorporated under the laws of Norway with registered number 979 193 416 and having its registered office and principal place of business at Finnestadveien 28, PO Box 110, 4001 Stavanger, Norway;

“Cash”

means:-

(A)	cash in hand legally and beneficially owned by the Guarantor and each of its Subsidiaries; and

(B)	cash deposits legally and beneficially owned by the Guarantor and each of the Subsidiaries and which are deposited with (i) any of the Joint Arrangers, (ii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Ratings Group or the equivalent with any other principal credit rating agency in the United States of America or Europe or (iii) any other bank or financial institution approved by the Facility Agent which in each case:-

(i)	is free from any Encumbrance which has been enforced or has become capable of enforcement;

(ii)	is otherwise at the free and unrestricted disposal of the relevant Group Member by which it is owned; and

(iii)	in the case of cash in hand or cash deposits held by a Group Member or a Subsidiary or Associated Undertaking, is (in the opinion of the Facility Agent, based upon such documents and evidence as the Facility Agent may require the Borrower to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being paid without restriction to the Borrower within five (5) Banking Days (or, in the case of Varia Perdana Sdn. Bhd. only, thirty (30) Banking Days) of its request or demand therefor either by way of a dividend or by way of a repayment of principal (or the payment of interest thereon) in respect of an inter-company loan from the Guarantor or the Borrower to that Subsidiary or Associated Undertaking;

“certified copy”

means, in relation to any document delivered or issued by or on behalf of any company, a copy of such document certified as a true, complete and up-to-date copy of the original by any of the directors or the secretary or assistant secretary or chief financial officer for the time being of that company or by such other person as the Facility Agent may approve;

“Closing Date”

30 June 2003 or such later date as the Facility Agent may agree on behalf of the Lenders at their discretion;

“Commitment”

means, as to each Lender, the sum set out opposite its name in Schedule 1 (or, as the case may be, in any relevant Transfer Certificate) as the total amount which, subject to the terms of this Agreement, it is obliged to advance or (as the context permits) has advanced to the Borrower hereunder, in each case as such amount may be repaid, reduced, cancelled or terminated under this Agreement;

“Committed Amount”

means the aggregate amount of the Commitments as reduced from time to time by reference to the provisions of Schedule 8;

“Compulsory Acquisition”

means, in respect of a Unit, requisition for title or other compulsory acquisition including, if that Unit is not released therefrom within the Relevant Period, capture, seizure, detention or confiscation (but excluding requisition for use or hire) by or on behalf of any government or governmental authority or agency or by pirates, hijackers, terrorists or similar persons; “Relevant Period” means for the purposes of this definition of Compulsory Acquisition either (i) two (2) calendar months or, (ii) if relevant underwriters confirm in writing (in terms satisfactory to the Majority Banks) prior to the end of such two (2) month period that such capture, seizure, detention or confiscation will, if continuing, be fully covered by the relevant Group Member’s war risks insurance for a further period exceeding ten (10) calendar months, the shorter of twelve (12) months and such period at the end of which cover is confirmed to attach;

“Contribution”

means, as to each Lender, the principal amount of the Advances owing to such Lender under this Agreement at any relevant time;

“Documentation Agent”

means Den norske Bank ASA, a company incorporated under the laws of Norway of Stranden 21, N-0250 Oslo, Norway or such other person as may be appointed documentation agent for the Banks hereunder;

“Dollars” and the sign “USD”

mean the lawful currency for the time being of the United States of America;

“Drawdown Date”

means, in respect of each Advance, the date on which such Advance is drawn down or deemed to be drawn down hereunder;

“Drawdown Notice”

means a notice substantially in the terms of Schedule 2;

“EBITDA”

shall mean the earnings before interest expenses, taxes, depreciation and amortization of the Smedvig Group on a consolidated basis for the previous period of twelve (12) months as certified to the Facility Agent by the Chief Financial Officer of the Guarantor as such term is defined in accordance with Norwegian GAAP consistently applied;

“Encumbrance”

means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention, preferential right or trust arrangement and any other security agreement or arrangement;

“Event of Default”

means any of the events or circumstances described in Clause 16 (Default);

“Execution Date”

means the date of this Agreement;

“Facility Agent”

means Den norske Bank ASA as aforesaid (or such other person as may be appointed as facility agent for the Banks hereunder);

“Finance Lease”

means a lease or charterparty which would be classified as a finance lease in accordance with Norwegian GAAP or any other transaction which is required to be classified and accounted for as a liability or asset on the face of the Smedvig Group’s consolidated balance sheet in accordance with Norwegian GAAP;

“Financial Indebtedness”

means any of the following (whether or not the same are required to be classified and accounted for as a liability on the face of the Smedvig Group’s consolidated balance sheet in accordance with Norwegian GAAP):-

(A)	moneys borrowed or raised (including rentals under Finance Leases) and interest thereon;

(B)	any liability under any debenture, note or other security or under acceptance credit facilities;

(C)	any liability in respect of the acquisition cost of assets to the extent payable more than thirty (30) days after the time of acquisition of title or possession thereof (whichever is the earlier) by the party liable;

(D)	any liability (whether present or future, actual or contingent) in respect of any guarantee or other assurance against financial loss in respect of such moneys borrowed or raised, interest or liability (but performance guarantees issued by the Guarantor or any Subsidiary to clients of the Smedvig Group shall be excluded) or under any derivatives, hedging or foreign exchange transactions of any nature.

but shall not include:-

(i)	any borrowings or other such liabilities owed by any Group Member to another Group Member; or

(ii)	any Non-Recourse Debt of any Group Member;

“Group Member”

means any member of the Smedvig Group;

“Guarantee”

means an unconditional on demand guarantee of all obligations whatsoever of the Borrower under this agreement to be executed by the Guarantor in favour of the Security Trustee, in form and substance satisfactory to the Lenders;

“Guarantor”

means Smedvig asa, a company incorporated under the laws of Norway with registered number 953 114 828 and having its registered office and principal place of business at Finnestadveien 28, PO Box 110, 4001 Stavanger, Norway;

“Interest Expense”

means the aggregate of:-

(A)	the interest expenses of the Smedvig Group for the previous period of twelve (12) months as shown in the Smedvig Group’s consolidated profit and loss account;

plus

(B)	the interest expenses of the Smedvig Group on a consolidated basis for the previous period of twelve (12) months in respect of all off-balance sheet items as certified to the Facility Agent by the Chief Financial Officer of the Guarantor;

“Interest Income”

means the aggregate of:-

(A)	the interest income of the Smedvig Group for the previous period of twelve (12) months as shown in the Smedvig Group’s consolidated profit and loss account;

plus

(B)	the interest income of the Smedvig Group on a consolidated basis for the previous period of twelve (12) months in respect of all off-balance sheet items as certified to the Facility Agent by the Chief Financial Officer of the Guarantor;

“Interest Payment Date”

means the last day of each Interest Period and also, in respect of any Interest Period which is longer than six (6) months, the dates falling at six (6) monthly intervals from the beginning of such Interest Period;

“Interest Period”

means each period ascertained in accordance with Clause 6.1 (Normal interest rate) or Clause 6.3 (Default interest) or any other applicable provision of this Agreement;

“Interest Rate”

means the rate of interest applicable to each Advance or relevant part thereof calculated in accordance with Clause 6 (Interest on Advances);

“Joint Arrangers”

means Nordea Bank Norge ASA, Citigroup Global Markets Ltd, Den norske Bank ASA and Skandinaviska Enskilda Banken AB (Publ.);

“Lenders”

means the several banks and financial institutions whose names and Lending Branches are set out in Schedule 1 (each individually a “Lender” and collectively the “Lenders”);

“Lending Branch”

means, in respect of each Lender, its office or branch at the address set out beneath its name in Schedule 1 (or, in the case of a Transferee Bank, in the Transfer Certificate to which it is a party as Transferee) or such other office or branch as any Lender shall from time to time select and notify through the Facility Agent to the Borrower and the other parties to this Agreement;

“Leverage Ratio”

means the Net Funded Debt divided by EBITDA;

“LIBOR”

means, in relation to a particular period, the rate per annum for deposits of Dollars for a period equivalent to such period at or about 11.00 a.m. London time on the second London Banking Day before the first day of such period as displayed on Telerate page 3750 (British Bankers’ Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers’ Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers’ Association’s Recommended Terms and Conditions (“BBAIRS” terms) dated August, 1985)), provided that if on such date no such rate is so displayed, LIBOR for such period shall be the arithmetic mean (rounded upward if necessary to four decimal places) of the rates respectively quoted to the Facility Agent by each of the Reference Banks at the request of the Facility Agent as such Reference Bank’s offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Eurocurrency Market at or about 11.00 a.m. London time on the second London Banking Day before the first day of such period;

“Loan Period”

means the period beginning on the Execution Date and ending on the date on which the Outstanding Indebtedness is finally and irrevocably paid or repaid in full and the Commitments of all the Lenders have been reduced to zero;

“London Banking Day”

means a day on which dealings and deposits in Dollars are carried on in the London Interbank Eurocurrency Market and (other than Saturday or Sunday) a day on which banks are open for business in London;

“Major Projects”

means any project or series of connected projects to be henceforth undertaken by any Group Member (alone or with any other person) the aggregate capital cost of which to the Borrower or any Subsidiary is budgeted to exceed or exceeds one hundred million Dollars (USD100,000,000) including, but not limited to any such future project for the building, rebuilding or conversion of any Unit;

“Major Shared Enterprise”

means any person created at any time by the Borrower or any Subsidiary and a third party joint venturer for the purpose of owning and/or undertaking and/or developing a Major Project in which each of the Borrower or such Subsidiary and such joint venturer has a half interest but over which neither the Borrower or such Subsidiary nor such joint venturer has or can exercise control;

“Majority Banks”

means Lenders the aggregate of whose Commitments exceeds {Confidential Material}* of the aggregate Commitments of all of the Lenders;

“Margin Adjustment Date”

means, with respect to each Margin Re-Calculation Period, the last day of that period;

“Margin Re-Calculation Period”

means each period of ten (10) days commencing sixty (60) days after each Quarterly Financial Statement Preparation Date;

“Marketable Securities”

means:-

(A)	any certificates of deposit or other readily marketable securities having a rating of at least AA from Standard & Poor’s Rating Group or the equivalent with any other principal credit rating agency in the United States of America or Europe (but not including any debt securities evidencing indebtedness of the Borrower or any other Group Member);

(B)	any debt securities issued directly or fully guaranteed or insured by the Norwegian government or any municipal or local governmental authority in Norway or any company incorporated in Norway which are traded or capable of being traded on any stock exchange in Norway provided that such securities as are referred to in this paragraph (B) (the “Norwegian Marketable Securities”) shall only constitute “Marketable Securities” for the purposes of this Agreement to the extent that the aggregate value thereof at any time does not exceed three-sevenths (3/7ths) of the aggregate value at that time of (i) all other Marketable Securities referred to in paragraph (A) and (C) of this definition and (ii) the Cash of the Smedvig Group; and

(C)	such other debt and/or equity instruments as the Majority Banks may agree from time to time shall constitute “Marketable Securities” for the purposes of this Agreement which in each case:-

(i)	is legally and beneficially owned by a Group Member;

(ii)	is free from any Encumbrance which has been enforced or has become capable of enforcement;

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(iii)	is otherwise at the free and unrestricted disposal of the relevant Group Member by which it is owned; and

(iv)	in the case of any such marketable security held by a Subsidiary or Associated Undertaking, is capable (in the Facility Agent’s opinion) of being transferred immediately and without restriction to the Borrower or of being liquidated immediately and without restriction such that the proceeds of sale will thereupon constitute “Cash” as defined in this Agreement;

“Minimum Liquidity”

means, as at any date, the aggregate of:-

(A)	Cash at that date as certified to the Facility Agent by the Chief Financial Officer of the Guarantor;

plus

(B)	the value of the Marketable Securities legally and beneficially owned by the Smedvig Group at that date as certified to the Facility Agent by the Chief Financial Officer of the Guarantor;

“month”

means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month save that, where any such period would otherwise end on a day which is not a Banking Day, it shall end on the next Banking Day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the preceding Banking Day provided that, if a period starts on the last Banking Day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Banking Day in that later month;

“Net Funded Debt

means on a consolidated basis for the Smedvig Group all interest-bearing debt less cash and cash equivalent, excluding an amount of USD50,000,000 or such other amount as specified in Clause 12.1 which the Minimum Liquidity shall not fall below;

“Net Interest Expenses”

means Interest Expense less Interest Income;

“New Assets”

means Units or shares in companies which own Units and become a Subsidiary of the Borrower or an affiliate or other assets related to the Smedvig Group’s core business such Units to be registered in a registry and to carry a flag acceptable to the Lenders;

“Non-Recourse Debt”

means indebtedness, or that portion of indebtedness, of any Group Member which in the Facility Agent’s opinion has been incurred by such Group Member so as to enable it to acquire or enjoy the use of any asset (a “relevant asset”) where:-

(A)	the repayment of such indebtedness (and the payment of interest thereon) is to be funded solely out of the earnings generated by the relevant asset; and

(B)	in the event that such Group Member defaults in respect of such indebtedness, the creditor to whom the indebtedness is owed shall have no recourse to or against any asset belonging to any Group Member other than the relevant asset itself (including its earnings and/or insurances);

“Norwegian GAAP”

means generally accepted accounting principles and practices in Norway;

“Norwegian Marketable Securities”

shall have the meaning ascribed thereto in paragraph (B) of the definition of “Marketable Securities” above;

“Obligors”

means the Borrower, the Guarantor and any other Group Member who from time to time is the grantor of any subsisting Security in favour of the Security Trustee and/or the Lenders;

“Outstanding Indebtedness”

means all sums of any kind arising at any time for any reason payable actually or contingently by the Borrower to the Banks or any of them hereunder (whether by way of repayment of principal, payment of interest or default interest, payment upon any indemnity or counter-indemnity, reimbursement for costs or otherwise howsoever);

“Percentage”

means, in relation to a Lender and in respect of any Advance, the proportion, expressed as a percentage, which the amount of the Commitment of such Lender bore to the total amount of the Commitments of all of the Lenders (including such Lender) as at the date of such Advance;

“Permitted Encumbrances”

means:-

(A)	any mortgage over “West Alpha” which is granted in favour of the Guarantor pursuant to the option to grant such mortgage pursuant to Clause 5 (iii) of the loan agreement dated 10 June 2002 between the Guarantor and K/S West Alpha

(B)	those Encumbrances created prior to the Execution Date the particulars of which are set out in paragraph 1 of Schedule 6;

(C)	in respect of any Unit owned by, or leased to, any Group Member:-

(i)	liens for current crews’ wages and salvage;

(ii)	any ship repairer’s or outfitter’s possessory lien not exceeding three million Dollars (USD3,000,000);

(iii)	any other liens incurred in the ordinary course of operating such Unit not exceeding three million Dollars (USD3,000,000); and

(D)	in respect of a loan agreement dated 28 September 1994, (as amended), entered into between BNP Paribas (Malaysia) and Varia Perdana Sdn Bhd, and guaranteed by the Guarantor and Probadi Sendirian Bohad, the assets mortgaged thereunder, including any mortgage on “T-9” and any other assets pursuant to any refinancing thereof;

(E)	any Encumbrance created in favour of the Security Trustee and/or the Lenders over any of the Secured Assets;

(F)	non-recourse project financing.

“Permitted Winding-Up”

means any voluntary dissolution, liquidation, winding-up or other termination of any Group Member (other than the Borrower or the Guarantor) where:-

(A)	the relevant undertaking is dormant; or

(B)	all of the material assets and business of the relevant undertaking have been transferred to another Group Member and, immediately prior to the dissolution, liquidation, winding-up or other termination, such undertaking does not owe any Financial Indebtedness to any person or have any other material liabilities (save to the extent that such Financial Indebtedness and/or other liabilities are assumed by another Group Member with the consent of the relevant undertaking’s creditors); or

(C)	such voluntary dissolution, liquidation, winding-up or other termination is made or carried out with the prior written consent of the Majority Banks;

“Possible Event of Default”

means any event which, with the giving of notice, lapse of time, determination of materiality or other condition would or might constitute an Event of Default;

“Project Alpha”

means the project referred to in a side letter addressed by the Borrower and the Guarantor to the Lenders;

“Quarterly Financial Statements”

means the statements to be provided by the Borrower in accordance with Clause 10.2;

“Quarterly Financial Statements Preparation Date”

means 31 March, 30 June, 30 September and 31 December;

“Reduction Dates”

means, subject to Clause 8.4 (Non-Banking Days), 15 July 2003 and each of the dates falling at three (3) monthly intervals thereafter up to and including the Termination Date;

“Reference Banks”

means the principal offices of the Facility Agent and the other Joint Arrangers and/or any other Lender appointed as such pursuant to this Agreement;

“Relevant Portion”

in relation to each Associated Undertaking means a percentage equivalent to the percentage of the issued equity in such Associated Undertaking held directly or indirectly by the relevant Group Member;

“same day funds”

means Dollar funds settled through the New York Clearing House Interbank Payments System or such other funds for payment in Dollars as the Facility Agent shall specify to the Borrower as being customary at the time for the settlement of international transactions in New York City of the type contemplated by this Agreement;

“Scheduled Reduction Amount”

means, in respect of each Reduction Date, the amount by which the Commitments are scheduled to be reduced on that date as determined by the provisions of Schedule 8;

“Secured Assets”

means the assets details of which are set forth in Schedule 9;

“Secured Units”

means from time to time the Units referred to in paragraphs 1 and 3 of Schedule 9;

“Security”

means all security granted from time to time under or by virtue of those Security Documents executed pursuant to Clause 4.1 (Documents and evidence) and paragraphs 2, 6, 8 and 9 of Schedule 3;

“Security Documents”

means this Agreement and all securities and other documents from time to time executed by any Group Members pursuant to Clause 4.1 (Documents and evidence) and paragraphs 2,6, 7, 8 and 9 of Schedule 3;

“Security Trustee”

means Den norske Bank ASA as aforesaid or such other person as may be appointed as security trustee for the Banks hereunder;

“Smedvig Group”

means the Guarantor and each of its Subsidiaries and Associated Undertakings from time to time;

“Subsidiary”

means:-

(A)	any company falling within the meaning ascribed to “datterselskap” by the Norwegian Companies Act (Aksjeloven), or the Norwegian Private Limited Companies Act (Allmensaksjeloven); and

(B)	any limited partnership or other undertaking in which the Guarantor or, as the case may be, the Borrower directly or indirectly beneficially owns partnership shares to which are attached a majority of the voting rights in such partnership;

“Taxes”

means all present and future income, value added and other taxes, levies, duties, fees, charges, imposts, deductions, compulsory liens and withholdings whatsoever together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof (other than taxes on, or calculated by reference to the net income or profit of any of the Banks in the jurisdiction in which its head office or Lending Branch is situated) and “Taxation” shall be construed accordingly;

“Termination Date”

means, subject to Clause 8.4 (Non-Banking Days), 15 April 2008;

“Total Liabilities”

shall mean, as at any date, the aggregate of:-

(A)	the total current liabilities and the total long-term liabilities of the Smedvig Group at that date as shown in the Smedvig Group’s consolidated balance sheet (each as such terms are defined in accordance with Norwegian GAAP consistently applied);

plus

(B)	the aggregate of the net present values of each individual charterhire or other lease payment due or to become due from any Group Member under any charter or other lease agreement to which it is a party which is not accounted for on the face of the Smedvig Group’s consolidated balance sheet and which has an unexpired charter term or lease period of more than eighteen (18) months from the date of computation (where the “net present value” of any such charterhire or other lease payment shall be that principal amount which, if it were to accrue interest during the period from the date of computation until the scheduled payment date thereof (the “relevant period”) at an interest rate equal to LIBOR for the relevant period plus the Applicable Margin compounded every six (6) months, would be equal on the scheduled payment date to the amount of the charterhire or other lease payment due on that date);

plus

(C)	the aggregate liabilities of the Smedvig Group on a consolidated basis at that date under guarantee and indemnities in respect of any financial payment obligations of any person and which liabilities are not accounted for on the face of the Smedvig Group’s consolidated balance sheet;

plus

(D)	the aggregate liabilities of the Smedvig Group on a consolidated basis at that date under contracts involving any capital expenditure the aggregate amount of which under all such contracts exceeds five million Dollars (USD5,000,000) (other than in respect of capital expenditure where the Borrower has notified the Facility Agent of the relevant capital expenditure project and the Facility Agent is satisfied that such expenditure will be met from funds drawn or to be drawn under this Agreement);

EXCEPT THAT in relation to (B) above, the net present value of any such charter or other lease agreement shall not be counted in calculating the aggregate therein specified if or to the extent that, in the opinion of the Facility Agent after review of all relevant documents, there are satisfactory and secure corresponding contractual and/or insurance arrangements in place the effect of which are or will be fully and simultaneously to compensate the relevant Group Member for any financial exposure thereunder;

“Total Loss”

means, in respect of any Unit:

(A)	an actual, constructive, agreed, compromised or arranged total loss; or

(B)	Compulsory Acquisition;

and, a Total Loss shall be deemed to have occurred for the purposes of this Agreement when:

(i)	if it consists of an actual total loss, at noon Greenwich Mean Time on the actual date of loss or, if that is not known, on the date on which that Unit was last heard of;

(ii)	if it consists of a requisitioning for title, at noon Greenwich Mean Time on the date on which the requisition is expressed to take effect by the person requisitioning that Unit; and

(iii)	if it consists of a constructive, agreed, compromised or arranged total loss, at noon Greenwich Mean Time on the date at which notice of abandonment of that Unit is given to her insurers for the time being or (if her insurers for the time being do not admit the claim for total loss) at the time on which a total loss claim is subsequently adjudged to have occurred by a competent court or arbitration tribunal or liability in respect thereof as a total loss is admitted or agreed by the insurers.

“Total Value Adjusted Assets”

means, as at any date (but subject to Clause 12.4 (Total Value Adjusted Assets/Total Liability Ratio)), the aggregate of:-

(A)	the total assets of the Smedvig Group at that date as shown in the Smedvig Group’s consolidated balance sheet as such term is defined in accordance with Norwegian GAAP consistently applied; plus

(B)	the amount by which the aggregate book value of the Units (or interests therein) set forth in the Smedvig Group’s consolidated balance sheet is exceeded by their market value; or (as the case may be) minus

(C)	the amount by which the aggregate book value of the Units (or interests therein) set forth in the Smedvig Group’s consolidated balance sheet exceeds their market value where, for the purpose of this definition, the market value of each Unit shall be determined as the mean average of valuations obtained from three (3) independent brokers appointed by the Borrower and approved by the Facility Agent, such valuations to be obtained in writing by the Borrower as at 30 June and 31 December in each year and copies of which shall be attached to each compliance certificate to be provided under Clause 10.2(C) (Provision of financial and other information) in respect of each such date;

“Transfer Certificate”

means a certificate in the form, or substantially in the form, set out in Schedule 4 executed by a Lender, a Transferee Bank and the Facility Agent whereby:-

(A)	such Lender seeks to procure the transfer to such Transferee Bank of all or a part of such Lender’s rights and obligations hereunder upon and subject to the terms and conditions set out in Clause 24.3 (Transfers); and

(B)	such Transferee Bank undertakes to perform the obligations it will assume as a result of such certificate being delivered to, and executed by, the Facility Agent as is contemplated in Clause 24.3 (Transfers);

“Transfer Date”

means, in relation to any Transfer Certificate, the date specified in such Transfer Certificate as the date for the making of the transfer or, where such transfer is specified as being subject to the fulfilment of certain conditions, the date on which the Facility Agent receives a certificate from the Lender making the transfer confirming that all such conditions have been fulfilled;

“Transferee Bank”

shall have the meaning ascribed thereto in Clause 24.3 (Transfers);

“Transferor Bank”

shall have the meaning ascribed thereto in Clause 24.3 (Transfers);

“Unit”

{Confidential Material}*;

“Unsecured Debt”

means any Financial Indebtedness incurred by the Guarantor or any other Group Member the payment of which has not been or from time to time is not secured by means of an Encumbrance over any one or more assets of the Smedvig Group (but which shall be calculated to avoid any double-counting where any two or more members of the Smedvig Group are jointly and severally liable in respect of the same Financial Indebtedness);

“US GAAP”

means generally accepted accounting principles and practices in the United States of America; and

“VAT”

means value added tax as provided for in the Value Added Tax Act 1994 and any other tax in any jurisdiction of a similar nature.

1.2.	Construction

In this Agreement unless the context otherwise requires:-

(A)	clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Agreement;

(B)	references to Clauses and Schedules are to be construed as references to clauses of and schedules to this Agreement unless otherwise stated and references to this Agreement are to be construed as references to this Agreement including its Schedules;

(C)	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as from time to time amended, supplemented and/or novated;

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(D)	references to any party to this Agreement or any other document shall include reference to such party’s successors and permitted assigns;

(E)	words importing the plural shall include the singular and vice versa;

(F)	references to a “person” shall be construed as references to an individual partnership, firm, company, corporation, unincorporated body of persons or any state or any agency thereof and references to an “undertaking” shall be construed as references to a company, corporation, limited partnership, unlimited partnership, firm or unincorporated body of persons;

(G)	where any matter requires the approval or consent of all or any of the Banks, such approval or consent shall not be deemed to have been given unless given in writing; where any matter is required to be acceptable to all or any of the Banks, the relevant Bank or Banks shall not be deemed to have accepted such matter unless its or their acceptance is communicated in writing; except where expressly provided otherwise, the Banks may give or withhold their consent, approval or acceptance at their unfettered discretion without being obliged to give any reason therefor and such consent, approval or acceptance may be given by the relevant Bank or Banks subject to such conditions as it or they may impose in its or their unfettered discretion;

(H)	a certificate by any Bank as to any amount due or calculation made hereunder shall be conclusive except for manifest error; and

(I)	references to any statute or other legislative provision are to be construed as references to any such statute or other legislative provision as the same may be re-enacted or modified or substituted by any subsequent statute or legislative provision (whether before or after the date hereof) and shall include any regulations, orders, instruments or other subordinate legislation issued or made under such statute or other legislative provision.

1.3.	Accounting terms

All accounting terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with Norwegian GAAP.

1.4.	Majority Banks

Where this Agreement provides for any matter to be determined by reference to the opinion of the Majority Banks or to be subject to the consent or request of the Majority Banks or for any action to be taken on the instructions of the Majority Banks, such opinion, consent, request or instructions shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Banks if all the Lenders shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Lenders shall have given or issued such opinion, consent, request or instructions but so that, if the Borrower is informed by any of the Agents of any opinion, consent, request or instructions given or issued by the Majority Banks, it shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Banks whether or not this is in fact the case.

1.5.	Joint Arrangers

Where this Agreement provides for any matter to be determined by reference to the opinion of the Joint Arrangers or to be subject to the consent or request of the Joint Arrangers or for any action to be taken on the instructions of the Joint Arrangers, such opinion, consent, request or instructions shall (as between the Joint Arrangers) only be regarded as having been validly given or issued by the Joint Arrangers if all the Joint Arrangers shall have received prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and all the Joint Arrangers shall have given or issued such opinion, consent, request or instructions but so that, if the Borrower is informed by any of the Agents of any opinion, consent, request or instructions given or issued by the Joint Arrangers, it shall be entitled (and bound) to assume that such notice shall have been duly received by each Joint Arranger and that all the Joint Arrangers shall have reached unanimous agreement whether or not this is in fact the case.

2.	THE COMMITMENTS

2.1.	Agreement to lend

The Lenders hereby agree to provide to the Borrower a secured, revolving and reducing credit loan facility in the maximum amount of five hundred million Dollars (USD500,000,000) upon and subject to the terms and conditions of this Agreement and in reliance on the representations and warranties in Clause 9 (Representations and Warranties) and accordingly the Lenders hereby agree to lend Advances to the Borrower and the obligation of each Lender under this Agreement shall be to contribute its Percentage of each Advance.

2.2.	Obligations of Lenders several

The obligations of each Lender under this Agreement are several; the failure of any Lender to perform such obligations shall not relieve any of the Banks or the Borrower of any of their respective obligations or liabilities under this Agreement nor shall any of the Banks be responsible for the obligations of any Lender (except for its own obligations, if any, as a Lender) nor shall any Lender be responsible for the obligations of any other Lender under this Agreement. Provided that, in the event of the failure of any Lender (the “defaulting Lender”) to perform its obligations under this Agreement, the Facility Agent shall consult with the Borrower and the other Lenders with a view to taking steps to mitigate the effects of such default including the procuring of another bank to assume the obligations of the defaulting Lender.

2.3.	Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Majority Banks) the interests of each of the Banks are several and the amount due to each of the Banks (each for its own account) is a separate and independent debt. Each of the Banks shall have the right to protect and enforce its respective rights arising out of this Agreement and it shall not be necessary for any other Bank to be joined as an additional party in any proceedings for this purpose.

3.	ADVANCES

3.1.	Drawdown

Subject to the terms and conditions of this Agreement, an Advance may be made to the Borrower following receipt by the Facility Agent from the Borrower of a Drawdown Notice not later than 10.00 a.m. Oslo time on the fourth Banking Day before the date on which the Advance is intended to be made which shall be a Banking Day falling within the Availability Period. A Drawdown Notice shall be effective on actual receipt by the Facility Agent and, once given, shall, subject as provided in Clause 6.6(A) (Market disruption; non-availability), be irrevocable. No Drawdown Notice may be given in respect of an amount which is the subject of a notice of cancellation under Clause 5.3 (Voluntary cancellation of Commitments) or Clause 5.4 (Additional partial cancellation).

3.2.	Amount

Each Advance shall be an integral multiple of five million Dollars (USD5,000,000) or the balance of the Available Commitments or such other amount (not exceeding the Available Commitments) as the Lenders may agree but no Advance may be drawn down on any day of an amount exceeding the Available Commitments on such day, taking into account for this purpose any Advance (or part thereof) to be repaid or prepaid on such day and any other Advance which is to be made on such day which is the subject of a current Drawdown Notice.

3.3.	Availability

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Facility Agent shall notify the Facility Agent and each Lender thereof and of the date on which the Advance is to be made and, subject to the provisions of Clause 4 (Conditions Precedent), on such date each of the Lenders shall make available to the Facility Agent its portion of such Advance for payment by the Facility Agent in accordance with Clause 8.2 (Payments by the Lenders).

3.4.	The Termination Date

Without prejudice to any other provisions of this Agreement, the Commitments shall in any event be reduced to zero on the Termination Date and no Advances shall be made to the Borrower less than thirty (30) days before the Termination Date.

3.5.	Number of Advances

Notwithstanding the provisions of Clause 3.2 (Amount), Advances may be drawn only so that the number of separate Advances outstanding at any time does not exceed five (5) or such other number as may be agreed by all the Lenders.

3.6.	Application of Advances

Any Advances to be drawn down shall only be available for drawing hereunder if they are applied for general corporate purposes except for amounts pre-paid in accordance with Clause 5.5 (Mandatory Prepayment on sale or loss of certain Secured Assets).

4.	CONDITIONS PRECEDENT

4.1.	Documents and evidence

The obligation of each Lender to make its Commitment available shall be subject to the condition that the Facility Agent, or its duly authorised representative, shall have received on or before the Closing Date all the security (in form agreed with the Borrower and acceptable to the Documentation Agent), documents and evidence specified in Schedule 3 in form and substance satisfactory to the Facility Agent with notice to all Lenders.

4.2.	General conditions precedent

The obligation of each Lender to make its Commitment available in respect of any Advance shall be subject to the further conditions that, as at the Drawdown Date of the relevant Advance:-

(A)	the representations and warranties contained in Clause 9.2 (Continuing representations and warranties) are true and correct on and as of such date as if each was made with respect to the facts and circumstances existing at such time; and

(B)	no Event of Default or Possible Event of Default shall have occurred and be continuing or would result from the making of the Advance on such date.

4.3.	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions Precedent) are inserted solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Facility Agent acting on the instruction of all the Lenders without prejudicing the right of the Facility Agent acting on such instructions to require fulfilment of such conditions in whole or in part in respect of any other Advance.

4.4.	Notification to Lenders, Facility Agent and Documentation Agent

The Facility Agent shall notify the Lenders and the Documentation Agent promptly after receipt by it of the security, documents and evidence referred to in Clause 4.1 (Documents and evidence) in form and substance satisfactory to it.

5.	REPAYMENT, REDUCTION AND CANCELLATION

5.1.	Reductions of Commitments and repayment of Advances

The Borrower shall on each Reduction Date repay all such Advances or parts thereof as may be necessary to reduce the Commitments with respect to Advances made in accordance with the provisions of Schedule 8. Available Commitments shall be automatically reduced in accordance with the provisions of Schedule 8. All outstanding balances of all Advances and all other sums (if any) then owing under this Agreement shall be repaid or paid in full on the Termination Date.

5.2.	Voluntary prepayment

The Borrower may at any time by notice to the Facility Agent (effective only on actual receipt) prepay the whole or any part (being integral multiple payments of five million Dollars (USD5,000,000) or any larger sum which is an integral multiple thereof) of any Advance prior to the Termination Date on not less than four (4) Banking Days’ notice (whether or not any part of the Commitment is also being cancelled on such date pursuant to any provision of this Agreement) and the Borrower shall, when making such prepayment, make such prepayment together with any interest accrued on such amounts and any amounts as referred to in Clause 5.7 (Break costs). For the avoidance of doubt, any amount voluntarily prepaid pursuant to this Clause 5.2 may be redrawn by the Borrower subject always to the other provisions of this Agreement including, without limitation, Clause 3 (Advances) and Clause 4 (Conditions Precedent).

5.3.	Voluntary cancellation of Commitments

The Borrower may at any time during the Availability Period by notice to the Facility Agent (effective only on actual receipt) cancel with effect from a date not less than fifteen (15) days after the receipt by the Facility Agent of such notice the whole or any part (being ten million Dollars (USD10,000,000) or any larger sum which is an integral multiple of five million Dollars (USD5,000,000) but not more than the Available Commitments of all of the Lenders as at such date) of the total of the Available Commitments as at such date of all the Lenders. Any such notice of cancellation, once given, shall be irrevocable and upon such cancellation taking effect the Commitment of each of the Lenders shall be reduced proportionately.

5.4.	Additional partial cancellation

The Borrower may also at any time during the Availability Period by notice to the Facility Agent (effective only on actual receipt) cancel with effect from a date not less than fifteen (15) days after receipt by the Facility Agent of such notice the whole but not part only, but without prejudice to its obligations under Clauses 7.1 (Illegality) 7.2 (Increased costs) and 8.6 (Grossing-up for Taxes), of the Commitment of any Lender to which the Borrower shall have become obliged to pay additional amounts under Clause 7.2 (Increased costs) or 8.6 (Grossing-up for Taxes). Upon any notice of such prepayment being given, the Commitment of the relevant Lender shall be reduced to zero and:-

(A)	the Borrower shall be obliged to prepay the Contribution of such Lender and such Lender’s related costs (interest, break costs etc) on such date; and

(B)	such Lender shall be under no obligation to issue any further Advances.

5.5.	Mandatory Prepayment on sale or loss of certain Secured Assets

(A)	In the event of the sale or Total Loss of a Secured Asset, the Committed Amounts shall be reduced by {Confidential Material}*. The reduction amount following a sale of a Secured Asset will be available subject always to the other provisions of this Agreement, provided that the fair market value of such unit shall not be less than 1.65 times the amount redrawn.

(B)	Subject to Clause 11.5, any dividend payments and/or payments made in respect of buy-back of own issued shares made in 2004 in excess of NOK1 per share shall constitute a mandatory reduction of the Committed Amount with the same excess amount and at the same time.

(C)	Subject to Clause 11.5, any dividend payments and/or payments made in respect of buy-back of own issued shares made in 2005 in excess of NOK1.5 per share shall constitute a mandatory reduction of the Committed Amount with the same excess amount and at the same time.

(D)	Any amount paid by the Borrower or any other member of the Smedvig Group in relation to Project Alpha in excess of {Confidential Material}* shall constitute a reduction of the Committed Amount with the same excess amount, such reduction to be made equally over eight (8) quarters, starting on the first Reduction Date following such payment.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

5.6.	Effect of prepayment

The following provisions shall apply in respect of any prepayment made or to be made under this Agreement:-

(A)	any notice given by the Borrower under this Agreement stating its intention to make a prepayment shall be irrevocable and shall oblige the Borrower to pay to the Facility Agent on behalf of the relevant Lender or Lenders the amount therein stated on the date therein stated; and

(B)	prepayments under this Agreement shall be made together with accrued interest thereon and the payment of all other sums then owing hereunder including, without limitation, any sum due under Clause 5.7 (Break costs).

5.7.	Break costs

If any repayment or prepayment of an Advance or part thereof is made otherwise than on the last day of an Interest Period relating thereto, the Borrower shall pay to the Facility Agent for the account of the Lenders on demand such additional amount as the Facility Agent may certify (such certificate to contain a calculation thereof in reasonable detail and to be, in the absence of manifest error, conclusive) as necessary to compensate each Lender for any loss or expense on account of funds borrowed, contracted for or utilised to fund the amount so repaid or prepaid up to the end of the then current Interest Period fixed in respect of the amount repaid or prepaid. Each such Lender shall promptly provide the Facility Agent with a written calculation of any such loss or expense incurred by it.

6.	INTEREST ON ADVANCES

6.1.	Normal interest rate

Subject to Clauses 6.3 (Default interest) and 6.6 (Market disruption; non-availability) and any other relevant provision of this Agreement, the rate of interest applicable to each Advance for each Interest Period relating thereto shall be the rate per annum determined by the Facility Agent to be the aggregate of (A) the Applicable Margin, (B) the Associated Costs Rate at the relevant time and (C) LIBOR for that Interest Period. The Borrower shall pay interest on each Advance at such rate in respect of each Interest Period in arrears on each Interest Payment Date relating thereto.

Interest Periods in respect of each Advance shall be determined as follows:-

(A)	the Borrower shall give notice to the Facility Agent, to be received by the Facility Agent not later than 10.00 a.m. Oslo time on the fourth Banking Day before the commencement of each Interest Period relating to such Advance, specifying whether such Interest Period is to be of one (1), three (3) or six (6) month’s duration (or such longer period as the Lenders may agree) provided that

(i)	no more than three (3) Interest Periods of one (1) month may be selected by the Borrower in respect of the Advances during any calendar year; and

(ii)	the Borrower shall ensure that, if any Interest Period would otherwise extend beyond the next following Reduction Date, an Interest Period or Periods shall be selected so as to terminate on such Reduction Date in relation to an Advance or Advances (or portion thereof) equal at least to the Scheduled Reduction Amount relating to that Reduction Date (and for such purpose any Advance may, if necessary, be divided into two portions hereunder);

(B)	if either:-

(i)	the Borrower fails to select an Interest Period in accordance with paragraph (A) of this Clause 6.1; or

(ii)	the Facility Agent certifies that deposits for the period selected by the Borrower are not available to each of the Lenders in the ordinary course of business in the London Interbank Eurocurrency Market to fund such Advance, then, subject to the provisions of paragraph (A) above, the Borrower shall be deemed to have selected an Interest Period of three (3) months;

(C)	Interest Periods shall commence, in the case of the first Interest Period relating to such Advance, on the Drawdown Date in respect thereof and, in the case of Interest Periods other than the first, on the expiry of the preceding Interest Period;

(D)	if an Interest Period would otherwise end on a day which is not a Banking Day, the Interest Period shall be extended until the next following Banking Day unless the next following Banking Day falls in the next calendar month in which case the Interest Period will be shortened to expire on the preceding Banking Day;

(E)	if an Interest Period commences on the last Banking Day in a month or if there is no day in the month in which the Interest Period will end which corresponds numerically to the day on which it begins, the Interest Period shall end on the last Banking Day in that month;

(F)	notwithstanding any other provision of this Clause 6.1, the final Interest Period in respect of such Advance shall be fixed so as to terminate on the Termination Date.

6.2.	Variable Margin

(A)	During each Margin Re-Calculation Period the Facility Agent shall review the Guarantor’s ratio of Net Funded Debt (as at the relevant Quarterly Financial Statements Preparation Date) to EBITDA (prevailing during the four (4) financial quarters ending on the relevant Quarterly Financial Statements Preparation Date which immediately preceded the relevant Margin Re-Calculation Period) (for the purpose of this clause 6.2 the “Prevailing Ratio”) based on the calculations contained in the relevant Certificate of Compliance accompanying the Quarterly Financial Statements.

(B)	The Facility Agent shall notify the Borrower and the Lenders in writing before the expiry of the Margin Re-Calculation Period of the Prevailing Ratio and whether or not the Prevailing Ratio would result in a change of the Applicable Margin.

(C)	Any adjustment in the Applicable Margin as a result of clauses 6.2(A) and 6.2(B) shall take effect on and with effect from the relevant Margin Adjustment Date and apply to all of the Outstanding Indebtedness as at such date until further adjusted under the provisions of this clause 6.2 and the Facility Agent’s notice referred to in clause 6.2(B) shall include a statement setting out the re-calculated interest due with respect to the Outstanding Indebtedness.

6.3.	Default interest

If the Borrower fails to pay on the due date any sum due under this Agreement (including, without limitation, any sum payable pursuant to this Clause 6.3) the Borrower shall, without affecting any other remedy of the Lenders, pay interest on such sum from the due date to the actual date of payment (as well after as before judgment). Such interest shall accrue on a daily basis:-

(A)	in relation to principal amount of any Advance which the Lenders continue to fund throughout its Interest Period without breaking matching deposits or other underlying funding arrangements until the end of such Interest Period, at the rate equal to the current Interest Rate in respect thereof plus two per cent (2%) per annum; and

(B)	in relation to each other amount, at the rate computed by the Facility Agent and certified by the Facility Agent to the Borrower as being the aggregate of:-

(i)	the Applicable Margin plus two per cent (2%); and

(ii)	LIBOR (as determined by reference to deposits on an overnight or call basis or for such other period or periods as the Facility Agent may in its unfettered discretion select)

such interest to be compounded at the end of the period selected by the Facility Agent and to be payable on demand.

6.4.	Notification of interest rate

The Facility Agent shall notify the Borrower and promptly of each rate of interest determined by it under this Clause 6.

6.5.	Reference Bank quotations

If any Reference Bank is unable or otherwise fails to furnish a quotation for the purpose of calculating LIBOR pursuant to the proviso contained in the definition of LIBOR the interest rate shall be determined, subject to Clause 6.6 (Replacement of Reference Banks) on the basis of the quotations furnished by the remaining Reference Banks.

6.6.	Replacement of Reference Banks

If:-

(A)	the whole of the Contribution (if any) of any Reference Bank is prepaid; or

(B)	the Commitments (if any) of any Reference Bank are reduced to zero in accordance with Clauses 5.4 (Additional partial cancellation) or 7 (Illegality, Increased Costs and Force Majeure); or

(C)	a Reference Bank transfers the whole of its rights and obligations (if any) as a Lender under this Agreement; or

(D)	where applicable, any Reference Bank ceases to provide quotations to the Facility Agent for the purposes of determining LIBOR the Facility Agent may, acting on the instructions of the Majority Banks, terminate the appointment of such Reference Bank and appoint another Lender to replace such Reference Bank.

6.7.	Market disruption; non-availability

(A)	If at any time prior to the commencement of an Interest Period in respect of any Advance:-

(i)	the Facility Agent shall have determined (which determination shall, in the absence of manifest error, be conclusive) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period;

(ii)	where applicable, none of the Reference Banks supplies the Facility Agent with a quotation for the purpose of calculating LIBOR; or

(iii)	the Facility Agent shall have received notification from any Lender that deposits in Dollars are not available to such Lender in the London Interbank Eurocurrency Market in the ordinary course of business in sufficient amounts to fund its Contribution to such Advance during such Interest Period or, where applicable, that the arithmetic mean of the quotations for LIBOR supplied by the Reference Banks does not accurately reflect the cost to such Lender of obtaining such deposits during such Interest Period the Facility Agent shall forthwith give notice (a “Determination Notice”) thereof to the Borrower, and each of the Lenders and, if such Determination Notice is given in respect of an Advance prior to its drawdown hereunder, such Advance shall not be made. A Determination Notice shall contain particulars of the relevant circumstances giving rise to its issue.

(B)	After the giving of any Determination Notice no further Advances may be borrowed until notice to the contrary is given to the Borrower by the Facility Agent.

(C)	During the period of twenty (20) days following the giving of any Determination Notice, the Borrower, the Facility Agent and the Lenders shall negotiate in good faith in order to arrive at a mutually acceptable substitute basis for each Lender to continue its Contribution to the Advance and, if within such twenty (20) day period the Borrower, the Facility Agent and the Lenders shall agree in writing upon such an alternative basis (the “Substitute Basis”) the Substitute Basis shall be retroactive to and effective from the first day of the relevant Interest Period.

(D)	If the Borrower, the Facility Agent and the Lenders fail to agree on a Substitute Basis within such twenty (20) day period, the Borrower shall pay interest on the Advance to each Lender at the rate certified by each such Lender and notified through the Facility Agent to the Borrower as being a reasonable interest rate reflecting the cost to such Lender of funding its Contribution to such Advance during the period from the date of the relevant Determination Notice, plus the Applicable Margin, and such rate plus the Applicable Margin shall be the Substitute Basis.

(E)	So long as any Substitute Basis is in force, the Facility Agent shall from time to time (but at least monthly) and in consultation with the Lenders review whether or not the circumstances are such that such Substitute Basis is no longer necessary and, if the Facility Agent so determines it shall notify the Borrower and the Lenders that the Substitute Basis shall cease to be effective from such date as the Facility Agent shall reasonably specify.

7.	ILLEGALITY, INCREASED COSTS AND FORCE MAJEURE

7.1.	Illegality

If any law, regulation or regulatory requirement or any judgment, order or direction of any court, tribunal or authority binding upon any Lender in the jurisdiction in which it is formed or has its principal office or the office identified against its name in this Agreement (or in any Transfer Certificate, in the case of a Transferee Bank) or in which any action is required to be performed by it for the purposes of this Agreement (whether or not in force before the date of this Agreement) causes any Lender to believe that it has become unlawful for that Lender to contribute to any Advance or to fund its

Contribution, then that Lender shall promptly inform the Facility Agent and the Facility Agent shall notify the Borrower whereupon:-

(i)	the relevant Lender (the “Affected Party”) shall, following consultation with the Borrower, use all reasonable efforts to avoid the effects of such introduction, imposition, variation or change and in particular shall consider, subject to obtaining any necessary consents, transferring at par its rights and obligations under this Agreement to another legal entity approved by the Borrower not affected by such law;

(ii)	if the Affected Party, upon having used all reasonable efforts, is unable, within sixty (60) days following the date upon which the Affected Party became aware of any such introduction, imposition, variation or change, or such shorter period permitted thereby, to avoid the effect thereof, or the Borrower fails within such period to agree to any proposal put forward by the Affected Party to avoid the effects of such introduction, imposition variation or change, then the Facility Agent shall, at the request and on behalf of the Affected Party, give notice to the Borrower that on such date or on a future specified date, in either case not being earlier than the latest date permitted by such introduction, imposition, variation or change:-

(a)	such Lender’s Commitment shall be reduced to zero; and

(b)	the Borrower shall be obliged to prepay the Contribution of such Lender either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation.

7.2.	Increased costs

If the result of any change in, or in the interpretation or application of, any law or regulation (including, without limitation, those relating to Taxation, capital adequacy, liquidity, reserve assets and special deposits) is to:-

(A)	subject any Lender to Taxes or change the basis of Taxation of any Lender with respect to any payment under this Agreement (other than Taxes or Taxation on the overall net income, profits or gains of such Lender imposed in the jurisdiction in which its principal office or Lending Branch is located); and/or

(B)	increase the cost to, or impose an additional cost on, any Lender in making or keeping its Commitment available or maintaining or funding its Contribution or otherwise in maintaining its obligations under this Agreement; and/or

(C)	reduce the amount payable or the effective return to any Lender under this Agreement; and/or

(D)	reduce any Lender’s rate of return on its capital by reason of a change in the manner in which it is required to allocate capital resources to its obligations under this Agreement; and/or

(E)	require any Lender to make a payment or forgo a return on or calculated by reference to any amount received or receivable by it under this Agreement then and in each such case (but subject to Clause 7.3 (Exceptions)):-

(i)	such Lender shall notify the Borrower in writing of such event promptly upon it becoming aware of the same specifying reasonable details of the relevant event and of any increased cost, reduction in any rate of return or increased liability and its method of calculation and attribution to its obligations under this Agreement; and

(ii)	the Borrower shall on demand, made at any time whether or not the relevant Lender’s Contribution has been repaid, pay to the Facility Agent for the account of such Lender the amount which such Lender specifies (in a certificate setting forth the basis of the computation of such amount in reasonable detail but not including any matters which such Lender regards as confidential in relation to its funding arrangements) is required to compensate such Lender for such increased cost, reduction, payment or forgone return.

7.3.	Exceptions

Nothing in Clause 7.2 (Increased costs) shall entitle any Lender to compensation for any such increased costs, reduction, payment or foregoing return to the extent that the same is:-

(A)	attributable to changes in capital adequacy or weightings arising as a result of the recommendations of the paper titled “International Convergence on Capital Measurement and Capital Standards” dated July 1988 prepared by the Basle Committee on Banking Regulations and Supervisory Practices, as amended in November 1991; or

(B)	the subject of an additional payment under Clause 8.6 (Grossing-up for Taxes).

7.4.	Mitigation

If circumstances arise which would, or would upon the giving of notice, result in:-

(A)	the Borrower being required to make an increased payment to a Lender pursuant to Clause 8.6 (Grossing-up for Taxes);

(B)	the reduction of the Commitment of a Lender to zero or the Borrower being required to prepay the Contribution of a Lender pursuant to Clause 7.1 (Illegality); or

(C)	the Borrower being required to make a payment to a Lender to compensate such Lender for an increased cost, reduction, payment or forgone return pursuant to Clause 7.2 (Increased costs)

then, without in any way limiting, reducing or otherwise qualifying the obligations of the Borrower under this Clause 7 and Clause 8.6 (Grossing-up for Taxes), the relevant Lender shall, if so required by the Borrower and at the Borrower’s expense, transfer its rights and obligations under this Agreement to another bank or financial institution nominated by the Borrower and approved by the other Lenders.

7.5.	Force majeure

None of the Banks shall be liable for any failure to perform the whole or any part of this Agreement resulting directly or indirectly from the action or inaction or purported action of any governmental or local authority or any strike, lockout, boycott or blockade (including any strike, lockout, boycott or blockade effected by or upon any of the Banks or any of their respective employees), from any act of God or war (whether declared or not) affecting any of the Banks or any other circumstances whatsoever outside their control.

8.	PAYMENTS

8.1.	Payments by the Borrower

All payments to be made to any of the Banks by the Borrower under this Agreement shall be made not later than 10.00 a.m. New York City time on the due date in Dollars and in same day funds to the account of the Facility Agent at Bank of New York, New York (Account Number: 8033261374) quoting reference “Smedvig Rig/Credit Admin. Ship” or at such other office or bank as the Facility Agent may from time to time designate.

8.2.	Payments by the Lenders

All sums to be advanced by the Lenders to the Borrower under this Agreement shall be remitted in Dollars on the date of the Advance to the account of the Facility Agent at such bank as the Facility Agent may have notified to the Lenders and shall be paid by the Facility Agent on such date in like funds as are received by the Facility Agent to the account specified in the relevant Drawdown Notice.

8.3.	Facility Agent may assume receipt

Where any sum is to be paid under this Agreement to the Facility Agent for the account of another person, the Facility Agent may assume that the payment will be made when due and the Facility Agent may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Facility Agent, then the person to whom such sum was so made available shall on request refund such sum to the Facility Agent together with interest thereon sufficient to compensate the Facility Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Facility Agent and/or person to whom such sum was made available by the Facility Agent for any and all loss or expense which the Facility Agent or such person may sustain or incur as a consequence of such sum not having been paid on its due date.

8.4.	Non-Banking Days

When any payment under this Agreement would otherwise be due or the Termination Date or any Reduction Date would otherwise fall on a day which is not a Banking Day, the due date for payment or (as the case may be) the Termination Date or such Reduction Date shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made, or (as the case may be) the Termination Date or such Reduction Date shall fall, on the immediately preceding Banking Day.

8.5.	Calculations

All interest, commissions, fees and other payments of an annual nature hereunder shall accrue from day to day and be calculated on the basis of actual days elapsed and a three hundred and sixty (360) day year

8.6.	Grossing-up for Taxes

(A)	Grossing-up

If at any time the Borrower and/or the Guarantor is required to make any deduction or withholding in respect of Taxes from any payment due hereunder for the account of any of the Banks (or if the Facility Agent is required to make any deduction or withholding from a payment to any of the Banks), the sum due from the Borrower and/or the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each Bank receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower and/or the Guarantor shall indemnify each Bank against any losses or costs incurred by any of them by reason of any failure of the Borrower and/or the Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower and/or the Guarantor shall promptly deliver to the Facility Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

(B)	Tax credits

If, following any such deduction or withholding as is referred to in paragraph (A) of this Clause 8.6 from any payment by the Borrower, the recipient of that payment shall determine in its sole discretion that it has received fully utilised and retained on an affiliated group basis a credit against or remission for any Taxes payable by it, such recipient shall, subject to the Borrower having made any increased payment in accordance with paragraph (A) of this Clause 8.6 and to the extent that the recipient can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of the recipient to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as the recipient shall in its absolute discretion certify to be the proportion of such credit or remission as will leave the recipient (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the recipient as aforesaid. Such reimbursement shall be made forthwith upon the relevant Bank certifying that the amount of such credit or remission has been received by it and any payment so made shall be conclusive evidence of the amount due to the Borrower and will be accepted by the Borrower in full and final settlement of its rights under this Clause 8.6(B). Nothing contained in this Agreement shall oblige the recipient to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrower shall not, by virtue of this Clause 8.6(B), be entitled to enquire about the recipient’s tax affairs.

8.7.	Currency of account

If any sum due from the Borrower hereunder, or under any order or judgment given or made in relation hereto, has to be converted from the currency (“the first currency”) in which the same is payable hereunder or under such order or judgment into another currency (“the second currency”) for the purpose of:-

(A)	making or filing a claim or proof against the Borrower;

(B)	obtaining an order or judgment in any court or other tribunal; or

(C)	enforcing any order or judgment given or made in relation thereto the Borrower shall indemnify and hold harmless the Banks from and against any damages or losses suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Facility Agent may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it on behalf of the Banks in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The above indemnity shall constitute a separate and independent obligation of the Borrower from its other obligations and shall apply irrespective of any indulgence granted by the Banks.

8.8.	Bank accounts

Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under this Agreement. The Facility Agent shall maintain a control account showing the Advances and other sums owing to the respective Banks hereunder and all payments in respect thereof made from time to time. The control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing to each of the Banks under this Agreement.

8.9.	Manner of application

Where any amount is due and payable from the Borrower hereunder and any payment is received from the Borrower of less than the whole of such outstanding amount, the amount received shall be applied in the following order (or such other order as the Lenders shall decide) and such manner of application shall override any appropriation made by the Borrower:-

FIRST:	in or towards satisfaction of all sums due hereunder other than principal of or interest on any Advance;

SECONDLY:	in or towards satisfaction of interest accrued on the Advances; and

THIRDLY:	in or towards satisfaction of the Advances.

8.10.	Value added tax

All consideration expressed to be payable under any of the Security Documents by the Borrower shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by the Lenders to the Borrower in connection with a Security Document, the Borrower shall pay to the Facility Agent (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

Where a Security Document requires the Borrower to reimburse the Facility Agent for any costs or expenses, the Borrower shall also at the same time pay and indemnify the Facility Agent against all VAT incurred by the Facility Agent in respect of the costs or expenses to the extent that the Facility Agent reasonably determines that it is not entitled to credit or repayment of the VAT.

9.	REPRESENTATIONS AND WARRANTIES

9.1.	Initial representations and warranties

The Borrower represents and warrants to the Banks that as at the date hereof and as of the first Drawdown Date:-

(A)	Non-conflict with laws

The entry into and performance of each of the Security Documents and the transactions contemplated thereby do not and will not conflict with any law or regulation or any official or judicial order.

(B)	No default

No event has occurred which constitutes (or which, with the giving of notice, lapse of time, determination of materiality or other condition would or might constitute) a default under:-

(i)	any contract or document relating to any Financial Indebtedness of the Borrower or any Group Member; or

(ii)	any other agreement to which any Group Member is a party the breach of which would or might reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement (including, without limitation, its obligations as to the financial condition of the Smedvig Group set out in Clause 12 (Financial Condition)).

(C)	Consents

All authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required by each Obligor in connection with the entry into, performance, validity and enforceability of each of the Security Documents and the transactions contemplated thereby have been obtained or effected and are in full force and effect.

(D)	Accuracy of information

All information furnished by or on behalf of the Borrower and the Guarantor relating to its business and affairs in connection with this Agreement was true and correct in all material respects when made and there are no other material facts or considerations the omission of which at the date of this Agreement would render any such information misleading.

(E)	Full disclosure

Each of the Borrower and the Guarantor have fully disclosed in writing to the Lenders through the Facility Agent all facts relating to itself and the Smedvig Group which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into this Agreement.

(F)	Accounts

The audited consolidated profit and loss account and balance sheet of the Smedvig Group for the financial year ended 31 December 2002 (which accounts were prepared in accordance with Norwegian GAAP) fairly represent the consolidated financial condition of the Smedvig Group as at 31 December 2002 and since that date there has been no material adverse change in the consolidated financial condition of the Smedvig Group as shown in such audited accounts save as disclosed in writing to the Facility Agent.

(G)	No encumbrances

None of the assets or rights of any Group Member is subject to any Encumbrance except Permitted Encumbrances.

(H)	Winding-up, etc.

No Group Member has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against any Group Member for its winding-up or dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of such Group Member or any or all of its assets or revenues nor has any Group Member sought any other relief under any applicable insolvency or bankruptcy law.

(I)	Litigation

Except in relation to the Balder Disputes, no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including but not limited to, investigative proceedings), are current or pending or (to the best of the Borrower’s knowledge and belief) threatened, which involve a claim against any Group Member in an amount exceeding {Confidential Material}* or the equivalent in any other currency.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(J)	Tax liabilities

Except as disclosed in writing to the Facility Agent, each Group Member has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it. No claims are being asserted against any Group Member with respect to Taxes for an amount exceeding one million Dollars (USD1,000,000).

(K)	Taxes on payments

All amounts payable by the Borrower hereunder may be made free and clear of and without deduction for or on account of any Taxes.

(L)	Ownership of shares

The corporate structure diagram of the Smedvig Group set out in Schedule 7 is true, accurate and complete and represents the entire corporate structure of the Smedvig Group.

(M)	Status of Secured Units

The Secured Units will be:

(i)	in class and free from any requirement or other notation of the relevant classification society which affects class and has not been complied with in accordance with its terms;

(ii)	not:-

(a)	under arrest; or

(b)	in the possession of any person or subject to a possessory lien; or

(c)	subject to any liens or Encumbrances other than Permitted Encumbrances;

(iii)	insured in accordance with the requirements of Clause 10.9 (Insurances);

(N)	No money laundering

In relation to the utilisation by the Borrower of the facilities granted to it hereunder, the performance and discharge of its obligations and liabilities under this Agreement and the Security Documents to which it is a party, and the transactions and other arrangements effected or contemplated by this Agreement and the Security Documents to which the Borrower is a party, the Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

9.2.	Continuing representations and warranties

The Borrower represents and warrants to the Banks that as at the date hereof and as otherwise provided in Clause 9.3 (Repetition of representations and warranties):-

(A)	Status

The Borrower is a limited liability company, duly constituted and validly existing under the laws of the Kingdom of Norway possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own its assets and carry on its business as it is now being conducted.

(B)	Powers and authority

Each Obligor has the power and capacity to enter into, and to perform its obligations under each of the Security Documents to which it is a party and has taken all necessary action to authorise its entry into each of the Security Documents to which it is a party and the performance by it of its obligations thereunder.

(C)	Legal validity

This Agreement and, when executed, each of the other Security Documents will constitute the legal, valid and binding obligations of the relevant Group Member enforceable in accordance with its terms except as such enforcement may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally and by general principles of equity.

(D)	Non-conflict with constitutional document and other agreements

The entry into and performance of each of the Security Documents and the transactions contemplated hereby do not and will not conflict with:-

(i)	the constitutional documents of any Obligor; or

(ii)	any agreement or document to which any Obligor is a party or which is binding upon it or any of its assets;

nor result in the creation or imposition of any Encumbrance on any of the assets of any Obligor pursuant to the provisions of any such agreement or document.

(E)	Pari passu status

The claims of the Banks against the Borrower under this Agreement will rank at least pari passu (but subject always to the provisions of Clause 10.13

(Undertaking to procure subordination of additional debt)) with the claims of all other unsecured creditors of the Borrower other than claims of such creditors to the extent that they are statutorily preferred.

(F)	No immunity

No Obligor nor any of its assets enjoys any right of immunity from set-off, suit or execution in respect of its obligations under any Security Document.

(G)	Material Adverse Change & Material Litigation

There has been (i) no material adverse change in the business, condition (financial or otherwise), prospects or operations of any Obligor since 31 December 2002, (ii) no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including, but not limited to, investigative proceedings), in excess of {Confidential Material}* or the equivalent in any other currency brought by or against or threatened against (to the best of its knowledge and belief), any Obligor since 31 December 2002, and (iii) no other event or circumstance has occurred which, in the reasonable opinion of the Majority Banks is reasonably likely to have a material adverse effect on the ability of the person concerned to comply with any of its material obligations under this Agreement or any Security Document to which it is a party; or the legality validity or enforceability of this Agreement or any Security Document or the rights or remedies of the Lenders thereunder has occurred since 31 December 2002.

9.3.	Repetition of representations and warranties

The representations and warranties set out in Clause 9.2 (Continuing representations and warranties) shall survive the execution of this Agreement and shall be deemed to be repeated on each day during the Loan Period, with reference mutatis mutandis to the facts and circumstances then subsisting, as if made on each such day.

10.	GENERAL UNDERTAKINGS: POSITIVE COVENANTS

10.1.	Duration

The undertakings contained in this Clause 10 shall remain in full force from the date of this Agreement until the end of the Loan Period.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

10.2.	Provision of financial and other information

The	Borrower will provide to the Facility Agent:-

(A)	as soon as practicable, but in any event within one hundred and twenty (120) days after the close of each of its financial years, printed copies (in sufficient numbers for the Banks) of the audited consolidated profit and loss account and balance sheet of the Smedvig Group for that financial year;

(B)	as soon as practicable (and in any event within sixty (60) days after the close of each of its financial quarters) a printed copy of the unaudited consolidated profit and loss account and balance sheet of the Smedvig Group for that financial quarter;

(C)	not later than sixty (60) days after 31 March, 30 June, 30 September and not later than one hundred and twenty (120) days after 31 December in each year (commencing with 30 June 2001), a compliance certificate signed by the Chief Financial Officer of the Guarantor in the form set out in Schedule 5 (or such other form as the Facility Agent may from time to time reasonably require) certifying as to the financial condition of the Smedvig Group as at that quarterly reference date;

(D)	not later than sixty (60) days after 30 June and 31 December in each year, copies of the Smedvig Group’s cash flow forecasts for the following twelve (12) month period;

(E)	promptly, such further information in the possession or control of the Borrower and/or the Guarantor regarding the financial condition, operations and relevant contracts (including, without limitation, any agreements between different Group Members) as the Facility Agent or any of the Joint Arrangers may reasonably request;

(F)	details of any litigation, arbitration or administrative proceedings which affect the Borrower or any other Group Member as soon as the same are instituted or, to the knowledge of the Borrower, threatened which involve a claim in an amount exceeding {Confidential Material}* or the equivalent in any other currency; and

(G)	at its own expense (i) at ninety (90) day intervals throughout the Loan Period with written updates by Norwegian and English lawyers acceptable to the Joint Arrangers in their reasonable opinion of the latest legal opinions relating to the Balder Disputes or, if so required by the Facility Agent, fresh opinions thereon and (ii) from time to time promptly with information in writing of any material developments in the relevant disputes.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

10.3.	Financial records

The Borrower will keep, and shall procure that each other Group Member will keep, proper books of record and account in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of such party in accordance with Norwegian GAAP consistently applied.

10.4.	Preparation of financial statements

Each set of financial statements to be provided to the Facility Agent pursuant to Clause 10.2 (Provision of financial and other information) shall be prepared in accordance with Norwegian GAAP consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies) and shall fairly represent the financial condition of the Smedvig Group. If, as a result of any change in Norwegian GAAP or in the interpretation thereof, there is a change in the manner of determining any of the items shown in the accounts and/or financial statements of the Smedvig Group and the effect of such change would, in the reasonable opinion of the Facility Agent, be such as to affect adversely the basis or efficacy of the financial covenants contained in Clause 12 (Financial Condition) in ascertaining the financial condition of the Smedvig Group, then such item shall for the purposes of this Agreement continue to be determined in accordance with Norwegian GAAP insofar as the same were applied immediately prior to the change therein or in the interpretation thereof.

10.5.	Consolidation of Major Shared Enterprises

The Borrower undertakes to procure at all times the consolidation of the Guarantor’s interest in all Major Shared Enterprises in all financial statements of the Smedvig Group.

10.6.	Notification of default

The Borrower will notify the Facility Agent of any Event of Default or Possible Event of Default forthwith upon it becoming aware of the occurrence thereof.

10.7.	Consents and registrations; maintenance of status

The Borrower will do all such things as are necessary:-

(A)	to enable each Obligor to comply with any of its respective financial obligations under any Security Document to which it is a party;

(B)	to maintain its corporate existence in good standing and to remain in good standing as a Foreign Maritime Entity under the laws of the Republic of Liberia (subject to owning Units flying the Liberian flag);

(C)	to ensure that each Group Member has the right, and is duly qualified and able, to conduct its business as it is conducted in all applicable jurisdictions; and

(D)	to ensure that each Group Member complies with all of the obligations and responsibilities from time to time imposed on it under any applicable laws, regulations, conventions or other agreements relating to the protection of the environment from pollution including, without limitation, obtaining, maintaining, promptly renewing (when necessary) and complying at all times with (and, upon request, promptly furnishing certified copies to the Facility Agent of) all such authorisations, approvals, consents, licences and exemptions as are from time to time required under any applicable law, regulation or convention in connection with any of the matters aforesaid.

10.8.	Listing

The Borrower will procure that at all times during the Loan Period the Guarantor is listed on a recognised stock exchange which, for the purposes of this Clause 10.8, shall mean the Oslo, London and New York Stock Exchanges or any other stock exchange approved by the Joint Arrangers.

10.9.	Insurances

The Borrower will, and shall procure that each other Group Member will, insure the respective assets owned and/or operated by it and maintain insurance cover in respect thereof in accordance, in the case of insurance of the Secured Units, with the provisions of the relevant Security Documents and otherwise in such amounts and against such risks as would be effected by a prudent owner or operator of such assets having regard to the normal market practice in respect of such assets from time to time. The Borrower also acknowledges the right of the Facility Agent, when any of the Secured Units is or may be located in any such area as is described in Clause 10.10 (Trading in US and other waters) to effect, at the Borrower’s expense (and in close co-operation with the Borrower) but for the exclusive benefit of the Lenders, insurance policies thereon known in the marine insurance market as “mortgagees’ additional perils pollution insurance” and “mortgagees’ interest insurance” on such terms as the Facility Agent may approve.

10.10.	Trading in US and other waters

The Borrower will notify the Facility Agent in writing prior to any Unit owned or operated by any Group Member entering the territorial waters of the United States of America or the Exclusive Economic Zone (as defined in the US Oil Pollution Act, 1990) or the territorial waters of any other jurisdiction having (in the Facility Agent’s reasonable opinion) similar or comparable pollution or environmental protection legislation specified from time to time by the Facility Agent to the Borrower.

10.11.	Major Projects

The Borrower undertakes that it will provide the Joint Arrangers with disclosure of every Major Project undertaken by a Group Member either, in the case of a project whose capital cost is originally budgeted to exceed one hundred million Dollars

(USD100,000,000), immediately after such project is approved by the Board of Directors of the Guarantor or, in the case of a project whose capital cost was originally budgeted not to exceed one hundred million Dollars (USD100,000,000) but has subsequently exceeded that figure, at such time as such cost overrun has become evident. For these purposes disclosure means a written presentation of such Major Project containing contractual particulars and a financial analysis and estimates both of its capital cost and the time for completion of its various stages and a review of any other issues which are material to fulfilment of such project.

10.12.	Undertaking to procure performance of Obligors and acknowledgement of Continuing Security

The Borrower undertakes to procure due, prompt and continuing performance by each Obligor of all of such Obligor’s obligations under such of the Security Documents to which such Obligor is a party. The Borrower also agrees and declares that the Security shall take effect as continuing security for payment of the Outstanding Indebtedness and the Security shall not be satisfied by any intermediate payment or satisfaction of any part of the amounts thereby secured and all powers arising therefrom may be exercised from time to time and as often as the Security Trustee (or any other party in whose favour the Security is granted) may deem expedient.

10.13.	Undertaking to procure subordination of additional debt

The Borrower undertakes to procure (in terms acceptable to the Majority Banks) the subordination, in point of payment and priority, of any Financial Indebtedness, which is secured by Secured Assets, of any Group Member created on or after the Execution Date, to any debt created pursuant to this Agreement.

10.14.	Undertaking to Mortgage and Pledge

(A)	{Confidential Material}*.

(B)	{Confidential Material}*.

(C)	{Confidential Material}*.

(D)	The Borrower or any other member of the Smedvig Group shall be entitled to sell the tender rig “T-9” to Varia Perdana Sdn. Bhd. and be released from the obligation to mortgage “T-9” to the Security Trustee PROVIDED THAT the Borrower, or, as the case may be, any other member of the Smedvig Group, shall continue to own a minimum of forty nine per cent (49%) of Varia Perdana Sdn. Bhd.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

10.15.	Minimum Value of Secured Units

(A)	The Borrower undertakes and covenants that throughout the Loan Period, the market value of the Secured Units, which, for the avoidance of doubt, shall include any relevant amount in respect of the ownership in relation to “WEST NAVIGATOR” and “West Alpha”, shall be equal to at least one hundred and sixty five per cent (165%) of the Committed Amount. For the purpose of this Clause 10.15, the Secured Units shall be valued in Dollars (with or without inspection) by obtaining written valuations at the Borrower’s expense from three shipbrokers approved by the Facility Agent, and such “valuation” shall be the average of such three valuations obtained. The Secured Units and “WEST NAVIGATOR” and “WEST ALPHA” shall be valued at each six (6) month period throughout the Loan Period but the Facility Agent shall be entitled to receive a valuation of any Secured Unit and “WEST NAVIGATOR” and “WEST ALPHA” at any other time when it is reasonably concerned about the compliance with this covenant.

(B)	Notwithstanding (A) above, the Borrower may provide the Facility Agent with its own valuations of each Secured Unit which is a tender rig PROVIDED THAT such valuation shall, in the opinion of the Facility Agent, be reasonable.

11.	GENERAL UNDERTAKINGS: NEGATIVE COVENANTS

11.1.	Duration

The undertakings contained in this Clause 11 shall remain in full force from the date of this Agreement until the end of the Loan Period.

11.2.	Negative pledge

(A)	The Borrower will not, and will procure that the Guarantor and none of the Subsidiaries of the Borrower or of the Guarantor will create or permit to create any encumbrance on the whole or any part of the existing and future assets of the Borrower or any of its subsidiaries, except for:

(i)	Permitted Encumbrances; and

(ii)	Encumbrances disclosed in writing to the Lenders prior to the Execution Date and which are acceptable to the Lenders; and

(iii)	Encumbrances created with the prior written consent of the Lenders; and

(iv)	Non-recourse project financing.

(B)	The Borrower will procure that the registered owner or owners of {Confidential Material}* shall not mortgage or otherwise encumber and not consent to any mortgage or encumbrance over those units without the prior written consent of the Lenders.

11.3.	Change of business or business strategy

Except with the prior written consent of the Majority Banks (which consent shall not be unreasonably withheld) or in the case of a Permitted Winding-Up, the Borrower will not, and shall procure that no other Group Member will, cease to carry on or make any change in all or any part of its business as presently conducted, or carry on any other business, which in any such case is substantial in relation to the business as presently conducted by the Smedvig Group as a whole.

11.4.	Mergers and demergers

Except with the prior written consent of the Lenders, the Borrower will procure that the Guarantor will not enter into any merger with any other company nor will it demerge itself into any two or more companies unless, in either case:-

(A)	the Guarantor will survive as a separate legal entity remaining bound in all respects by its obligations and liabilities under the Guarantee; and

(B)	in the opinion of the Majority Banks such merger or demerger will not, and may not reasonably be expected to, adversely affect the financial condition of the Smedvig Group to the extent that the requirements as to the financial condition of the Smedvig Group pursuant to this Agreement would cease to be satisfied either immediately or at any later date.

11.5.	Payment of dividends and buying own shares

(A)	Except with the prior written consent of the Lenders, the Borrower will procure that the Guarantor will not (i) declare or pay any dividends to its shareholders in respect of any financial year or (ii) buy any issued shares in its own capital in either case where the amount thereof or, as the case may be, in both cases where the aggregate amount thereof would exceed fifty per cent (50%) of the sum of EBITDA less Net Interest Expenses for that financial year.

(B)	Subject to (A) above and Clause 5.5, the Borrower will procure that any Guarantor’s dividend payments or payment made in respect of buy back of own issued shares made during the period 1 January to 31 December 2004 shall, based on the current number of shares outstanding, be limited to NOK 1.5 per share, (or such pro rata lesser amount of in the event of any split of the shares or such

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

multiple of NOK 1.5 in the event of a merger of shares), PROVIDED THAT if the Guarantor issues any new shares during such period the Borrower shall procure that the Guarantor shall demonstrate to the satisfaction of the Facility Agent that the Guarantor’s balance sheet on a consolidated basis will show an added value with a level at least as much as the dividend payable on such new shares.

(C)	Subject to (A) above and Clause 5.5, the Borrower will procure that, for so long as amounts referred to in Clause 5.5(D) hereof remain outstanding, any Guarantor’s dividends or payment made in respect of buy back of own issued shares shall, based on the current number of shares outstanding, be limited to NOK 1.0 per share, (or such pro rata lesser amount of in the event of any split of the shares or such multiple of NOK 1.0 in the event of a merger of such shares), PROVIDED THAT if the Guarantor issues any new shares during such period the Borrower shall procure that the Guarantor shall demonstrate to the satisfaction of the Facility Agent that the Guarantor’s balance sheet on a consolidated basis will show an added value with a level at least as much as the dividend payable on such new shares.

11.6.	Financial year

Except with the prior written consent of the Facility Agent, the Borrower will not, and shall procure that no other Group Member will, alter its financial year end.

12.	FINANCIAL CONDITION

12.1.	Minimum Liquidity

The Borrower will procure that throughout the Loan Period the Minimum Liquidity of the Smedvig Group will not fall below fifty million Dollars (USD50,000,000).

12.2.	Interest coverage

The Borrower will procure that throughout the Loan Period the ratio of EBITDA to Interest Expense will not fall below 2.5:1.

12.3.	Leverage Ratio

The Borrower will procure that the Leverage Ratio of the Smedvig Group will not exceed:

(A)	for the period 15 July 2003 until 15 April 2005	5.00 : 1
(B)	for the rest of the Loan Period	4.50 : 1

12.4.	Total Value Adjusted Assets/Total Liability Ratio

The Borrower will procure that throughout the Loan Period the Total Value Adjusted Assets to Total Liabilities ratio will not fall below 1.5:1.

12.5.	Testing of financial condition

The requirements contained in this Clause 12 as to the financial condition of the Smedvig Group shall be tested as at 31 March, 30 June, 30 September and 31 December in each year (commencing with 30 June 2001) by reference to the financial statements and compliance certificates delivered to the Facility Agent pursuant to Clause 10.2 (Provision of financial and other information).

12.6.	Project Alpha

(A)	The Borrower will not and will procure that no member of the Smedvig Group will pay any amount in excess of {Confidential Material}* in relation to Project Alpha without the prior written approval of the Majority Banks (which they shall be at full liberty to withhold).

(B)	The Borrower further undertakes that, subject to (A) above, it will not, and will procure that no member of the Smedvig Group will pay any amount in relation to Project Alpha which exceeds {Confidential Material}*.

13.	FURTHER ASSURANCE

The Borrower will from time to time on being required to do so by the Facility Agent do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Facility Agent as the Facility Agent may reasonably consider necessary for giving full effect to the Security Documents or securing to the Banks the full benefit of the rights, powers and remedies conferred or intended to be conferred upon them in the Security Documents.

14.	FEES

14.1.	Commitment commission

The Borrower shall pay to the Facility Agent for the account of the Lenders pro rata in accordance with their respective Commitments in arrears on 15 February, 15 May 15 August and 15 November in each year and on the last day of the Availability Period, commitment commission computed from the Execution Date at the rate per annum equal to {Confidential Material}* of the Applicable Margin from time to time on the daily undrawn and uncancelled amount of each Lender’s Available Commitment in relation to the relevant period.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

14.2.	Arrangement fee

The Borrower shall pay to the Facility Agent for the account of the Joint Arrangers an arrangement fee of the amount specified in a separate fee letter agreement between the Borrower and the Joint Arrangers.

14.3.	Agency fee

The Borrower shall pay to the Facility Agent on the Execution Date and on each anniversary thereof during the Loan Period for the account of itself and the Facility Agent a non-refundable agency fee in the amount specified in any separate letter agreement between the Borrower and the Joint Arrangers.

15.	COSTS, EXPENSES AND INDEMNITIES

15.1.	Initial expenses

The Borrower shall reimburse the Joint Arrangers on demand for the charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of all legal advisers instructed by the Facility Agent and/or the Documentation Agent and/or the Security Trustee and the reasonable travel expenses of the Joint Arrangers) in each case reasonably incurred by them in their capacity as Joint Arrangers to this Agreement directly in respect of the negotiation, preparation, printing and execution of the Security Documents and any other documents required in connection with the implementation of the Security Documents.

15.2.	Expenses of enforcement and preservation of security

The Borrower shall reimburse the Facility Agent on behalf of itself and the other Banks on demand for all charges and expenses (including value added tax or any similar tax thereon and including without limitation the fees and expenses of all legal advisers instructed by the Facility Agent and/or Documentation Agent and/or the Security Trustee) incurred by the Facility Agent and/or the Documentation Agent and/or the Security Trustee and/or the other Banks in connection with the enforcement of, or the preservation of any rights under any of the Security Documents.

15.3.	Stamp duties

The Borrower shall pay, or indemnify the Facility Agent, the Documentation Agent, the Security Trustee and the other Banks on demand against, any and all stamp, registration and similar Taxes which may be payable in any jurisdiction in connection with the entry into, performance and enforcement of any of the Security Documents provided however that the indemnity under this Clause 15.3 shall not apply to Taxes payable on the transfer of rights and/or obligations of the Lenders or the change of Lending Branch of any Lender in accordance with Clause 24.3 (Transfers) or Clause 24.8 (Lending Branch) respectively.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

15.4.	Indemnity for void and/or unenforceable provisions

The Borrower agrees to indemnify and hold harmless the Banks and each of them from and against any loss incurred by any of them as a result of any provision of this Agreement being or becoming void, voidable or unenforceable for any reason whatsoever, whether or not known to any such person, the amount of such loss being limited to the amount which the relevant Bank or Banks would otherwise have been entitled to recover hereunder had such provision not become void, voidable or unenforceable.

15.5.	Miscellaneous indemnities

The Borrower agrees to indemnify and hold harmless the Banks and each of them from and against any loss, cost or expense incurred by them as a result of or in connection with any Advance not being made for any reason (excluding default by any Bank) on the date specified in any Drawdown Notice after the same has been given.

16.	DEFAULT

16.1.	Events of default

Each of the events set out below is an Event of Default:-

(A)	Non-payment

The Borrower does not pay on the due date any amount of principal or interest, or within three (3) Banking Days of the due date any other amount, payable by it under this Agreement at the place and in the currency in which it is expressed to be payable or, in the case of amounts due on demand, within three (3) Banking Days of the relevant demand provided however that if an amount of interest or commitment commission is not paid on the due date when due in accordance with the provisions of Clause 6.1 (Normal interest rate) or Clause 14.1 (Commitment commission) (as the case may be) solely by reason of:-

(i)	some error or omission on the part of the bank by or through whom the relevant funds are being transmitted by the Borrower to the Facility Agent; or

(ii)	an administrative error or omission on the part of the Borrower, which the Borrower proves to the satisfaction of the Facility Agent did not result from the gross negligence or wilful misconduct of the Borrower or any of its managerial or supervisory personnel no Event of Default shall occur for the purpose of this Clause 16.1(A) unless such amount of interest, commitment commission or guarantee commission (and any default interest payable in respect of such amount in accordance with Clause 6.3 (Default interest)) remains unpaid at the expiry of the third Banking Day following the date when the Facility Agent has (a) in the case of sub-paragraph (i) above given written notice of the error or omission to the Borrower and demanded payment of such due but unpaid amount, or (b) in the case of sub-paragraph (ii) above the Facility Agent has given written notice to the Borrower of the Facility Agent’s determination that the administrative error or omission on the part of the Borrower did not result from any gross negligence or wilful misconduct of the Borrower or any of its managerial or supervisory personnel and the Facility Agent had demanded payment of such due but unpaid amount.

(B)	Breach of other obligations

Any Obligor fails to comply with any other provision of any Security Document which the Majority Banks consider material and such failure (if in the opinion of the Majority Banks capable of remedy) continues unremedied for a period of seven (7) days from the date of its occurrence (or any shorter remedy period as may be specified in such Security Document).

(C)	Misrepresentation

Any representation, warranty or statement made or repeated in, or in connection with any Security Document or in any accounts, certificate, statement or opinion delivered by or on behalf of any Obligor thereunder or in connection therewith is materially incorrect at the time it is made or deemed to be made, or when repeated hereunder by reference to the facts subsisting at such time.

(D)	Cross default

(i) Any event of default occurs under any contract or document relating to any Financial Indebtedness of the Borrower or any other Group Member which exceeds {Confidential Material}*.

(ii)	Any such Financial Indebtedness or any sum payable in respect thereof is not paid when due (after the expiry of any applicable grace period(s)) whether by acceleration or otherwise.

(iii)	Any Encumbrance over any assets of the Borrower or any other Group Member securing any Financial Indebtedness becomes enforceable.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

AND any such event is not wholly remedied to the satisfaction of the Majority Banks within five (5) Banking Days of the Borrower or other relevant Group Member becoming aware of the same.

(E)	Winding-up

Any order is made or resolution passed or other action taken for the suspension of payments or resulting in the dissolution, termination of existence, liquidation, winding-up or bankruptcy of the Borrower or any other Group Member unless in each case such proceeding:-

(i)	is undertaken in relation to a Permitted Winding-Up; or

(ii)	is revoked within seven (7) days of such order being made, resolution passed or action taken.

(F)	Moratorium or arrangement with creditor

A moratorium in respect of all or any debts of the Borrower or any other Group Member (other than any Group Member which owes no Financial Indebtedness other than Non-Recourse Debt) or a composition or an arrangement with creditors of the Borrower or any such Group Member or any similar proceeding or arrangement by which the assets of any such Group Member are submitted to the control of its creditors is applied for, ordered or declared or any such Group Member commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of all or a significant part of its Financial Indebtedness.

(G)	Appointment of liquidators, etc.

A liquidator, trustee, administrator, receiver, manager or similar officer is appointed in respect of the Borrower or any such other Group Member (other than any Group Member which owes no Financial Indebtedness other than Non-Recourse Debt) or in respect of all or any substantial part of its assets other than in relation to a Permitted Winding-Up.

(H)	Insolvency

The Borrower or any other Group Member (other than any Group Member which owes no Financial Indebtedness other than Non-Recourse Debt) becomes or is declared insolvent or is unable, or admits in writing its inability, to pay its debts as they fall due or becomes insolvent within the terms of any applicable law.

(I)	Legal process

Any distress, execution, attachment or other process is levied against the whole or any substantial part of the assets of the Borrower or any other Group Member

(other than any Group Member which owes no Financial Indebtedness other than Non-Recourse Debt) and remains undischarged for a period of fourteen (14) days. For the avoidance of doubt, the words “other process” used in this sub-clause (I) shall not include any “in personam” legal actions commenced against any Group Member in connection with the Balder Disputes provided the same are not accompanied by any arrest or legal injunction prohibiting disposal in any way of any asset of any such member.

(J)	Analogous events

Anything analogous to or having a substantially similar effect to any of the events specified in sub-clauses (E) to (I) of this Clause shall occur under the laws of any applicable jurisdiction.

(K)	Unlawfulness

At any time it is unlawful or impossible for any Obligor to perform any of its obligations under any Security Document or it is unlawful or impossible for any of the Banks to exercise any of its rights under any Security Document unless, after receiving notice thereof from the Facility Agent, the Borrower proposes within five (5) days of receiving such notice an alternative method of performance acceptable to the Lenders which allows the relevant Obligor to perform its obligations hereunder in substantially the same manner as those the performance of which has been rendered unlawful or impossible and/or (as the case may be) which affords rights to the Banks substantially the same as those the exercise of which has been rendered unlawful or impossible.

(L)	Material adverse change

Any material adverse change in the business, assets or financial condition of any Obligor occurs which may reasonably be considered to affect the ability of such Obligor to comply with all or any obligations which the Majority Banks consider material under any Security Document to which such Obligor is party.

(M)	Governmental intervention

The authority of the Borrower or the Guarantor to conduct its business is wholly or substantially curtailed by any seizure or intervention by or on behalf of any authority.

(N)	Change of control

Any person (or group of persons acting in concert) other than the Smedvig family obtains fifty per cent (50%) or more of the voting rights of the Guarantor without the prior written consent of all of the Lenders.

(O)	Court orders

Any Group Member fails to pay promptly any sum which the Majority Banks consider material ordered to be paid by it by any final order (which, if applicable, is not being appealable by such member) of any court of competent jurisdiction.

(P)	Failure to perform guarantees

Any Group Member fails to perform promptly any guarantee, indemnity, underwriting of performance or other similar obligation of such member in accordance with its terms (unless such failure is and continues to be legally justified and the Facility Agent is provided with a satisfactory written opinion to that effect of counsel acceptable to the Facility Agent).

(Q)	Security invalidity

Any Security ceases to be a valid and enforceable security under any applicable law, unless the Borrower was not aware of the applicable law and the aforesaid Security is again valid and enforceable three Banking Days from the date it first became invalid and unenforceable.

16.2.	Acceleration

On the occurrence of an Event of Default and at any time thereafter if any such event shall then be continuing all the rights, powers and remedies conferred on each of the Banks and all security created under or pursuant to the Security Documents shall become immediately enforceable and the Facility Agent shall, if so directed by the Majority Banks:-

(A)	declare that the obligation of each Lender to make its Commitment available shall be terminated, whereupon the Commitments shall be reduced to zero forthwith; and/or

(B)	declare that all outstanding Advances and all interest and commitment commission accrued and all other sums payable under this Agreement have become due and payable, whereupon the same shall become immediately due and payable.

16.3.	Default indemnity

The Borrower shall indemnify each of the Banks against any loss or expense which they may sustain or incur as a consequence of:-

(A)	the occurrence of any Event of Default; or

(B)	the operation of Clause 16.2 (Acceleration)

including, but not limited to, any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable hereunder.

17.	SHARING OF PAYMENTS

17.1.	Pro rata payments

(A)	If at any time any Lender (the “Recovering Bank”) receives or recovers any amount owing to it by the Borrower under this Agreement or by any of the Obligors under any of the Security Documents by direct payment, set-off or in any manner other than by payment through the Facility Agent pursuant to Clause 8 (Payments) (not being a payment for the sole account of such Lender as referred to in Clause 17.2 (Payments not available for distribution)) the Recovering Bank shall, within two (2) Banking Days of such receipt or recovery (a “Relevant Receipt”) notify the Facility Agent of the amount of the Relevant Receipt. If the Relevant Receipt exceeds the amount which the Recovering Bank would have received if the Relevant Receipt had been received by the Facility Agent and distributed pursuant to Clause 8 (Payments) then:-

(i)	within two (2) Banking Days of demand by the Facility Agent, the Recovering Bank shall pay to the Facility Agent an amount equal (or equivalent) to the excess;

(ii)	the Facility Agent shall treat the excess amount so paid by the Recovering Bank as if it were a payment made by the Borrower and shall distribute the same to the Lenders (other than the Recovering Bank) in accordance with Clause 8 (Payments); and

(iii)	as between the Borrower and the Recovering Bank the excess amount so re-distributed shall be treated as not having been paid but the obligations of the Borrower to the other Lenders shall, to the extent of the amount so re-distributed to them, be treated as discharged.

(B)	If any part of the Relevant Receipt subsequently has to be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise) each Lender to which any part of such Relevant Receipt was so re-distributed shall on request from the Recovering Bank repay to the Recovering Bank such Lender’s pro rata share of the amount which has to be refunded by the Recovering Bank together with interest thereon sufficient to compensate the Recovering Bank for the cost of funding such amount from the date it refunds the amount as aforesaid to the date on which it receives payment from that Lender of its pro rata share thereof.

(C)	Each Lender and the Facility Agent shall on request supply to the Facility Agent such information as the Facility Agent may from time to time reasonably request for the purpose of this Clause 17.1.

(D)	Notwithstanding the foregoing provisions of this Clause 17.1, no Recovering Bank shall be obliged to share any Relevant Receipt which it receives or recovers pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Bank are instituted by it without prior notice having been given to such party through the Facility Agent).

17.2.	Payments not available for distribution

The following amounts shall not be distributed as provided in Clause 17.1 (Pro rata payments):-

(A)	amounts prepaid to the Facility Agent under Clause 5.4 (Additional partial cancellation) where the Borrower elects to prepay the Contribution of one but not all of the Lenders in the circumstances contemplated thereby;

(B)	amounts paid to the Facility Agent for the account of any Lender following the imposition of a Substitute Basis pursuant to Clause 6.6 (Market disruption; non-availability);

(C)	amounts paid to any Lender pursuant to the provisions of Clauses 7.1 (Illegality) and 7.2 (Increased costs);

(D)	amounts paid to any Lender pursuant to the grossing-up provisions contained in Clause 8.6 (Grossing-up for Taxes);

(E)	the arrangement fee payable to the Joint Arrangers pursuant to Clause 14.2 (Arrangement fee);

(F)	the agency fee payable to the Facility Agent and the Facility Agent pursuant to Clause 14.3 (Agency fee);

(G)	amounts paid to any Bank pursuant to the indemnity provisions contained in Clause 15 (Costs, Expenses and Indemnities);

(H)	any fees and expenses paid to the Facility Agent pursuant to Clause 24.5 (Transfer fees and expenses) following the transfer by a Lender of any of its rights hereunder;

(I)	any payment received by a Lender from any assignee, any Transferee Bank or any sub-participant in respect of such Lender’s Contribution; and

(J)	amounts held by the Facility Agent or the Security Trustee in any suspense or impersonal account pending their application in or towards satisfaction of the obligations of the Borrower hereunder or the Guarantor under the Guarantee.

17.3.	No release

For the avoidance of doubt it is hereby declared that failure by any Recovering Bank to comply with the provisions of Clause 17.1 (Pro rata payments) shall not release any other Recovering Bank from any of its obligations or liabilities under Clause 17.1 (Pro rata payments)

17.4.	No charge

The provisions of this Clause 17 shall not, and shall not be construed so as to, constitute a charge by a Lender over all or a part of a sum received or recovered by it in the circumstances mentioned in Clause 17.1 (Pro rata payments).

18.	SET-OFF

Following the occurrence of any Event of Default and for so long as any Event of Default is continuing the Borrower irrevocably authorises the Banks to apply any credit balance to which the Borrower or the Guarantor is entitled upon any account held by the Borrower with any branch of any Bank in or towards satisfaction of any sum due (actually or contingently) to any of the Banks hereunder but unpaid, and to combine any accounts of the Borrower for this purpose. If such set-off requires a credit balance in a currency other than Dollars to be transferred to an account maintained in connection herewith the transfer shall be effected by crediting to the account in question the amount of Dollars which the relevant Bank could obtain by exchanging such currency for Dollars at the rate of exchange at which its Lending Branch would, at the opening of business on the date on which the combination is effected, have sold the currency of that credit balance for Dollars for immediate delivery.

19. MAKING OF DECISIONS BY THE LENDERS

19.1.	Decisions requiring consent of all the Lenders

Save as expressly provided in Clause 19.2 (Decisions requiring consent of the Majority Banks) or as otherwise expressly provided herein, any proposed course of action in connection with any matter requiring the consent of the Lenders under or in connection howsoever with this Agreement shall only be taken with the consent of all the Lenders including, but without limitation to the generality of the foregoing:-

(A)	a change to the Applicable Margin or to the definition of “LIBOR” or to the method of computing the Interest Rate hereunder;

(B)	a change to the amount of, or payment date for, any payment or repayment of principal, interest, fees or other sum payable hereunder;

(C)	a change to any of the Reduction Dates hereunder or to the amounts by which the Commitments are to be reduced on such date;

(D)	an extension of the Closing Date, the Availability Period or the Termination Date;

(E)	an increase to any Lender’s Commitment, Available Commitment or Percentage;

(F)	a change to the definition of “Majority Banks”;

(G)	a change to the preamble or to Clauses 1 (Definitions and Construction), 2 (The Commitments), 3 (Advances), 5.1 (Reductions of Commitments and repayment of Advances) and Schedule 8 (Reductions of Commitments), 8.9 (Manner of Application), 11.1 (Duration), 11.2 (Negative pledge), 12 (Financial Condition), 12.6 (Project Alpha), 16.1 (Events of Default), 17 (Sharing of Payments) or 26 (Governing Law)

(H)	a change to this Clause 19.1;

(I)	the release of any Obligor from any of its obligations under any Security Document; and

(J)	any time or other indulgence to be granted to any Obligor in respect of any of its obligations under any Security Document.

19.2.	Decisions requiring consent of the Majority Banks

Proposals in connection with the following matters shall, in the absence of agreement thereon by all of the Lenders, be determined by the Majority Banks:-

(A)	the making of any declaration by the Facility Agent under Clause 16.2 (Acceleration);

(B)	the institution of any legal proceedings for the enforcement of any rights, security or powers whatsoever pursuant to the terms of any Security Document (provided however that, if the Majority Banks shall decide to institute any such legal proceedings as aforesaid, any dissenting Lender shall not be obliged to join in such proceedings or lend its name to any action in relation thereto);

(C)	any course of action whatsoever from time to time (other than the making of a demand for payment hereunder) whether of a legal or commercial nature or otherwise howsoever for the purpose of achieving a full or partial recovery of the Outstanding Indebtedness or otherwise in connection therewith following the making of a declaration by the Facility Agent under Clause 16.2 (Acceleration);

(D)	any amendment to the provisions of any Security Document for which the consent of the Lenders is not required pursuant to Clause 19.1 (Decisions requiring consent of all the Lenders);

(E)	any other matter in respect of which this Agreement expressly provides that the consent of the Majority Banks shall be required.

19.3.	Method of soliciting agreement

Any determination of the Lenders or, where appropriate, the Joint Arrangers shall be ascertained by the Facility Agent or the Facility Agent (as the case may be) either:-

(A)	by means of a telex or telefax sent by the Facility Agent to each of the Lenders or the Joint Arrangers (as appropriate) in identical terms on the proposal or matter in issue; or

(B)	by means of the vote of representatives of each Lender or Joint Arranger (as appropriate) at a meeting convened by the Facility Agent and held for the purpose of discussing (inter alia) such proposal or matter in issue.

Furthermore, it is hereby agreed by the Lenders that where the approval of the Majority Banks is required in respect of any matter, the approval shall be deemed to have been given as soon as the Facility Agent receives the requisite number of votes in favour of the proposal so that the Facility Agent may act on the basis of such votes without having to wait for the response of (or to give any notification to) any other Lender who has yet to reply to the Facility Agent.

20.	THE AGENTS

20.1.	The Facility Agent

(A)	Appointment of the Facility Agent

Each of the other Banks hereby appoints the Facility Agent to act as its agent under this Agreement with such rights, powers and discretions as are expressly delegated to the Facility Agent hereunder.

(B)	Duties of the Facility Agent

In addition to its other obligations under this Agreement, the Facility Agent shall:-

(i)	promptly inform the Lenders and the other Agents of the contents of any notice or request received by it from the Borrower under this Agreement (whether such notice or request is addressed to the Facility Agent alone or the Facility Agent on behalf of any of the other Banks) and of any information including (but not limited) to information delivered to it relating to Clauses 9.1(F) (Accounts), 9.1(I) (Litigation), 9.1(J) (Tax Liabilities), 10.2 (Provision of financial and other information) and 10.11 (Major Projects) and of any other matters which the Facility Agent considers material;

(ii)	promptly deliver to the Lenders copies of any accounts delivered to it pursuant to Clause 10.2(A) or (B) (Provision of financial and other information) and, as soon as reasonably practicable after the Availability Date, copies of the documents delivered in satisfaction of the requirements of Schedule 3;

(iii)	promptly inform the Lenders and the other Agents in reasonable detail of any exercise by it of any of the rights, powers and/or discretions vested in it hereunder (but without the Facility Agent being under any obligation to give prior notice to the Lenders or the other Agents of any such exercise);

(iv)	promptly notify the Lenders and the other Agents of the occurrence of any Event of Default or Possible Event of Default of which the Facility Agent has actual knowledge or actual notice and the occurrence of which the Facility Agent has verified;

(v)	if directed by the Majority Banks, exercise (or refrain from exercising) any right, power or discretion vested in it hereunder in accordance with the directions (subject to Clause 19.2 (Decisions requiring consent of the Majority Banks)) of the Majority Banks provided, however, that it may refrain from acting in accordance with any such directions until it has received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such directions and for this purpose the Facility Agent shall make a demand for such security addressed to all the Lenders.

(C)	Relationship of agent and principal

The relationship between the Facility Agent on the one part and each of the other Banks on the other is that of agent and principal and the Facility Agent shall not have a fiduciary relationship with or be, or be deemed to be, a trustee of or for any such party.

20.2.	The Facility Agent as paying agent

(A)	Duties of the Facility Agent as paying agent

In addition to its other obligations under this Agreement, the Facility Agent shall:-

(i)	receive from the Borrower all payments of principal, interest and other moneys expressed to be payable to the Facility Agent hereunder on behalf of all or any of the Banks and receive from the Security Trustee the proceeds of realisation of any Security and shall promptly distribute the same amongst the relevant Banks in accordance with the terms of this Agreement;

(ii)	promptly inform the Lenders and the other Agents of the contents of any notice or request received by it from the Borrower under this Agreement (whether such notice or request is addressed to the Facility Agent alone or the Facility Agent on behalf of any of the other Banks) and of any other matters which the Facility Agent considers material;

(iii)	promptly inform the Lenders and the other Agents in reasonable detail of any exercise by it of any of the rights, powers and/or discretions vested in it hereunder (but without the Facility Agent being under any obligation to give prior notice to the Lenders or the other Agents of any such exercise);

(iv)	promptly notify the Lenders and the Documentation Agent of the occurrence of any Event of Default or Possible Event of Default of which the Facility Agent has actual knowledge or actual notice and the occurrence of which the Facility Agent has verified; and

(v)	if directed by the Majority Banks, exercise (or refrain from exercising) any right, power or discretion vested in it hereunder in accordance with the directions (subject to Clause 19.2 (Decisions requiring consent of the Majority Banks)) of the Majority Banks provided, however, that it may refrain from acting in accordance with any such directions until it has received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such directions and for this purpose the Facility Agent shall make a demand for such security addressed to all the Lenders.

20.3.	The Documentation Agent

(A)	Appointment of the Documentation Agent

Each of the other Banks hereby appoints the Documentation Agent to act as its agent under this Agreement with such rights, powers and discretions as are expressly delegated to the Documentation Agent hereunder.

(B)	Duties of the Documentation Agent

In addition to its other obligations under this Agreement, the Documentation Agent shall:-

(i)	be solely responsible (but always at the expense of the Borrower) for administering the preparation of the Security Documents and for obtaining (for review by the Lenders) the legal opinions referred to in paragraphs 18 through 21 of Schedule 3 and, in connection therewith, for the orderly communication between the parties thereto and attempted resolution of any comments thereon and/or issues arising thereunder and for liaising throughout with the Borrower and with the Joint Arrangers’ counsel PROVIDED HOWEVER THAT such responsibility (a) shall cease with immediate effect on the first Drawdown Date (b) shall not extend in any way whatsoever to the contents, execution or consequences of any such documentation or opinions and (c) shall not relieve the Facility Agent of its obligations under Clauses 4.1 (Documents and evidence) or 4.4 (Notification to Lenders, Facility Agent and Documentation Agent);

(ii)	promptly inform the Lenders and the other Agents of the contents of any notice or request received by it from the Borrower under this Agreement (whether such notice or request is addressed to the Documentation Agent alone or the Documentation Agent on behalf of any of the other Banks) and of any information delivered to it pursuant to Clause 10.2(C) (Provision of financial and other information) and of any other matters which the Documentation Agent considers material; and

(iii)	promptly notify the Lenders and the other Agents of the occurrence of any Event of Default or Possible Event of Default prior to the First Drawdown Date of which the Documentation Agent has actual knowledge or actual notice and the occurrence of which the Facility Agent has verified.

20.4.	The Security Trustee

(A)	Appointment of the Security Trustee

Each of the other Banks hereby appoints the Security Trustee to act for and on its behalf as its trustee in connection with this Agreement and the other Security Documents and authorises the Security Trustee to execute each Security and exercise such rights, powers and discretion as are specifically delegated to it by the terms thereof together with such rights, powers and discretions as are reasonably incidental thereto.

(B)	The Trust Property

In this Clause 20.4 the expression “Trust Property” shall mean:-

(i)	all rights, title and interests that may now or hereafter be granted, mortgaged, charged or assigned in favour of the Security Trustee pursuant to the Security Documents (except to the extent that such rights, title and/or interests are intended to be for the sole benefit or protection of the Security Trustee);

(ii)	all monies which are received or recovered by or on behalf of the Security Trustee under or by virtue of any right, title and/or interest described in paragraph (i) above; and

(iii)	all monies and other assets accrued on, or derived from, any monies described in paragraph (ii) above but shall not include any monies which the Security Trustee has transferred to the Facility Agent or (being entitled to do so) has retained in accordance with the provisions of Clause 20.4(D).

(C)	Declaration of Trust

The Security Trustee shall hold the Trust Property for the benefit of each of the Banks from time to time upon the trusts and in accordance with the provisions contained in this Clause 20.4 and the obligations, rights and benefits vested or to be vested in the Security Trustee by this Agreement, any other Security Document or any document entered into pursuant hereto or thereto shall (as well before as after enforcement) be performed and (as the case may be) exercised in accordance with the provisions of this Clause 20.4.

(D)	Application of Monies

Save as expressly stated to the contrary herein or in any other Security Document, any monies received or recovered by the Security Trustee and which form part of the Trust Property shall (without prejudice to the rights of the Security Trustee pursuant to any Security Document to credit any monies received by it to any suspense account) be transferred forthwith to the Facility Agent for distribution in accordance with the relevant provisions of this Agreement

PROVIDED HOWEVER that, before transferring such monies to the Facility Agent, the Security Trustee shall be entitled to deduct therefrom any sum then properly due and payable under this Agreement or any other Security Document to the Security Trustee or any receiver, attorney, agent, delegate or other person appointed by it and retain that sum for its own account or (as the case may be) remit such sum to the other person to whom it is then due and payable.

(E)	Duties of the Security Trustee

In addition to its other obligations under this Agreement, the Security Trustee shall:-

(i)	promptly inform Lenders and the other Agents of the contents of any notice or request received by it from the Borrower under any Security Document (whether such notice or request is addressed to the Security Trustee alone or to the Security Trustee on behalf of any of the other Banks) and of any other matters which the Security Trustee considers material;

(ii)	promptly inform the other Banks in reasonable detail of any exercise by it of any of the rights, powers and/or discretions vested in it hereunder (but without the Security Trustee being under any obligation to give prior notice to the Banks of any such exercise);

(iii)	promptly notify the other Banks of the occurrence of an Event of Default or Possible Event of Default of which the Security Trustee has actual knowledge or actual notice and the occurrence of which the Security Trustee has verified;

(iv)	if directed by the Majority Banks, exercise (or refrain from exercising) any right, power or discretion vested in it hereunder in accordance with the directions (subject to Clause 19.2 (Decisions requiring consent of the Majority Banks)) of the Majority Banks provided, however, that it may refrain from acting in accordance with any such directions until it has received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, expenses (including legal fees) and liabilities which it will or may expend or incur in complying with such directions and for this purpose the Security Trustee shall make a demand for such security addressed to all the Lenders.

(F)	Delegation of Powers; Appointment of Co-Trustees

The Security Trustee shall be entitled:-

(i)	subject to the prior written consent of the Majority Banks and whenever it thinks fit, to delegate by power of attorney or otherwise to any person or persons all or any of the rights, trusts, powers, authorities and discretions vested in it by this Agreement or any other Security Document and such delegation may be made upon such terms and subject to such conditions and subject to such regulations as the Security Trustee may think fit and the Security Trustee shall not be bound to supervise the proceedings or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate provided that the Security Trustee shall have acted reasonably in making such delegation to such delegate and the Security Trustee shall promptly give notice to each of the other Banks of the appointment of any delegate or such delegate as aforesaid; and

(ii)	with the prior consent of the other Banks and the Borrower, to appoint (and subsequently to dismiss) such other person or persons as it thinks fit to become additional trustees hereunder (but so that there shall not be more than two trustees at any time) to assist it in carrying out its rights and duties hereunder and under the other Security Documents and each such additional trustee shall be entitled to the same rights and subject to the same obligations hereunder as the Security Trustee.

(G)	Amendments and Waivers to Security Documents

Each of the other Banks hereby authorises the Security Trustee to enter into any amendment to any Security Document other than this Agreement or to grant any waiver of any obligation of the relevant Obligor under any such Security Document which in either case has either been approved under the relevant provisions of Clause 19.2 (Decisions requiring consent of the Majority Banks) or is, in the opinion of the Security Trustee, of a minor or technical nature (provided that such amendment is notified to each of the Banks) and not likely to have any material effect on the obligations of such Obligor under the relevant Security Document.

(H)	Security Trustee to be Creditor

The parties hereto agree that for the purpose of enforcing rights established under the Security Documents the Security Trustee will be the joint creditor of each and every obligation of the Borrower towards the Banks or any of them under this Agreement, so that the Security Trustee will have its own independent right to demand performance by the Borrower of each such obligation but so that payment to the Security Trustee will serve as payment pro tanto to the relevant Banks and payment to any of the Banks will serve as payment pro tanto to the Security Trustee

(I)	Winding-Up of Trusts

If:-

(i)	all of the liabilities of the Borrower secured under the Security Documents have been fully and finally discharged; and

(ii)	no future or contingent liability remains outstanding; and

(iii)	the Security Trustee is satisfied that there is no substantial risk of any payment or other transaction under this Agreement or any other Security Document being set aside in any liquidation or insolvency of the Borrower which has previously occurred or may later occur then the trusts herein created shall be wound-up and the Security Trustee shall (at the expense of the Borrower) release, without recourse or warranty, all the Security, whereupon the Security Trustee and the other Banks shall each be released from their respective obligations under this Clause 20.4 (except those which arose prior to such winding-up).

(J)	Perpetuity Period

The perpetuity period under the rule against perpetuities if applicable to the Trust Property shall be the period of eighty (80) years from the date of this Agreement.

(K)	Governing Law

The trusts created by this Clause 20.4 shall be governed by and construed in accordance with English law.

20.5.	The Agents: common provisions

(A)	Powers of the Agents generally

In addition to the powers expressly given to each of the Agents by this Agreement:-

(i)	the other Banks may give any of the Agents (generally or in any particular case) any powers which such Banks consider to be reasonably incidental or conducive to the performance of such Agent’s functions under this Agreement or otherwise appropriate in the context of those functions; and

(ii)	each Agent has power to take any other action which it considers to be reasonably incidental or conducive to the performance of its functions under this Agreement or otherwise appropriate in the context of those functions.

(B)	Exercise of the Agents’ powers

The rights, powers and discretions vested in each Agent by this Agreement shall only be exercised by such Agent in accordance with the instructions of the Lenders or (if so required in accordance with the provisions of Clause 19.2 (Decisions requiring consent of the Majority Banks)) the Majority Banks provided however that each Agent shall be entitled (but not bound) to exercise or refrain from exercising any such right, power or discretion without the directions of the Lenders or the Majority Banks (as the case may be) if such Agent reasonably believes that the immediate exercise of such right, power or discretion is necessary or desirable to protect the interests of the Banks under this Agreement.

Where any right, power or discretion is vested in an Agent under this Agreement but is expressed as being exercisable in accordance with the directions of the Lenders or the Majority Banks, such right, power or discretion shall not be exercised by such Agent without the lawful directions of the Lenders or the Majority Banks (as appropriate).

(C)	Limit of Agents’ obligations

Notwithstanding anything to the contrary expressed or implied herein, no Agent shall:-

(i)	be bound to enquire as to the occurrence or otherwise of any Event of Default or Possible Event of Default or as to the performance by any Obligor of its obligations under any Security Document;

(ii)	be bound to disclose to any other person any information relating to any Obligor if such disclosure would or might in its opinion (having obtained appropriate legal advice) constitute a breach of any law or regulation or be otherwise actionable at the suit of any person;

(iii)	have any responsibility to the Banks or any of them or each other for:-

(a)	the financial position, creditworthiness, affairs or prospects of any Obligor;

(b)	the performance or non-performance howsoever by any Obligor of any of its obligations under any Security Document;

(c)	the due execution, effectiveness, genuineness, validity or enforceability of the Security Documents or any document relating thereto or any filing or recording hereof or the taking of any other action whatsoever and howsoever in connection herewith or the collectability of any sum due hereunder (save in the case of gross negligence or wilful misconduct on the part of such Agent);

(d)	any computations and/or information supplied to the Banks in reliance upon which the Banks (or any of them) have entered into this Agreement;

(iv)	be under any liability whatsoever for any consequence of relying on:-

(a)	any written communication or document believed by it to be genuine or correct and to have been communicated or signed by the person by whom it is purported to have been communicated or signed; or

(b)	the advice or opinions of any professional advisers selected by it;

(v)	be under any duty to account to any Bank or each other for any sum received by it for its own account or the profit element of any such sum;

(vi)	be under any obligation other than those for which express provision is made herein.

(D)	Rights of the Agents

Each of the Agents may:-

(i)	carry out its duties hereunder through such officers, directors, employees, consultants or independent agents as it may in its unfettered discretion think fit;

(ii)	assume that no Event of Default or Possible Event of Default has occurred and that no Obligor is in breach of its obligations under any Security Document unless such Agent has actual knowledge or actual notice to the contrary;

(iii)	engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(iv)	rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Borrower upon a certificate signed by or on behalf of the Borrower;

(v)	rely upon any communication or document believed by it to be genuine.

(E)	Responsibilities of the other Banks

It is understood that each of the Lenders and the Joint Arrangers has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of each Obligor and, accordingly, each of the other Banks warrants to each Agent that it has not relied and will not hereafter rely on such Agent:-

(i)	to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower in connection with this Agreement; or

(ii)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower.

(F)	Administration

Subject to the terms of this Agreement, each Security Document shall be serviced, supervised and administered by each Agent respectively in the ordinary course of its business and in accordance with its usual practices. In performing its duties and functions hereunder, each such Agent shall exercise the same care as it normally exercises in making and administering loans for its own account, but assumes no further responsibility in respect of such performance.

(G)	Limitation of liability

No Agent shall be under any liability as a result of taking or omitting to take any action in relation to any Security Document save in the case of gross negligence or wilful misconduct and none of the Banks will assert or seek to assert against any director, officer or employee of any Agent any claim they might have against any of them in respect of the matters referred to in this Clause.

(H)	No restriction on other business

No Agent (nor any officer thereof) shall be precluded by reason of so acting from underwriting, guaranteeing the subscription of or subscribing for or otherwise acquiring, holding or dealing with any debentures, shares or securities whatsoever of any Obligor or from entering into any contract or financial or other transaction with or from engaging in any banking or other business with any Obligor and shall not be liable to account for any profit made or payment received by it thereby or in connection therewith.

(I)	Restriction on transfer of Commitments

Except with the prior written consent of the Lenders and the Borrower and without prejudice to the provisions of Clause 24.3 (Transfers), no Agent shall be entitled pursuant to Clause 24.3 (Transfers) to transfer:-

(i)	the Commitment of such Agent to any Transferor Bank; or

(ii)	any part of its Commitment to any Transferor Bank if, as a result of such transfer, the Commitment of the Facility Agent would be lower than the Commitment of that Lender (other than any of the Agents) who at that time has the lowest Commitment of all the Lenders (excluding the Agents).

20.6.	Retirement and replacement of Agents

(A)	One or more of the Agents may retire at any time without assigning any reason by giving to the Borrower and the other Banks not less than thirty (30) days notice of its intention to do so. Unless such Agent in its notice of retirement nominates any of its associated companies to be its successor, the successor to such Agent may be appointed by the Majority Banks (with the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed) during such thirty (30) day period provided that, should they fail to do so, such Agent may then appoint as its successor a reputable and experienced bank with an office in Oslo or London.

For the purposes of this Clause 20.6(A), an “associated company” of the Agent in question shall mean any company which is a holding company of such Agent or a wholly-owned subsidiary of it or its parent company.

(B)	The Majority Banks may at any time remove one or more of the Agents from office and appoint as its successor one of the other Lenders approved by the Borrower (such approval not to be unreasonably withheld).

(C)	Any appointment of a successor Agent under paragraph (A) or (B) of this Clause 20.6 shall take effect upon:-

(i)	the successor confirming in writing its agreement to be bound by the provisions of the Security Documents; and

(ii)	notice of such appointment being given to each of the other parties to this Agreement.

(D)	If a successor to any Agent is appointed under the provisions of this Clause 20.6:-

(i)	the outgoing Agent shall be discharged from any further obligation under this Agreement;

(ii)	its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto in place of the outgoing Agent;

(iii)	this Clause 20 and the other provisions of this Agreement shall remain in effect for the benefit and protection of the outgoing Agent in relation to any claim or loss which may be brought against or incurred by it in connection with or as a result of any act, omission, breach, neglect or other occurrence or matter relating to or arising out of the Security Documents which took place before its resignation.

21.	MISCELLANEOUS PROVISIONS

21.1.	No waiver

No failure to exercise and no delay in exercising on the part of any Bank any right or remedy under any Security Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver by the Banks shall be effective unless it is in writing.

21.2.	Remedies cumulative

The rights and remedies of the Banks provided in the Security Documents are cumulative and not exclusive of any rights or remedies provided by law.

21.3.	Severability

If any provision of this Agreement is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

21.4.	Time of essence

Time is of essence in respect of all of the obligations of the Borrower under this Agreement.

22.	WAIVER OF IMMUNITY

The Borrower irrevocably and unconditionally:-

(A)	waives any right of immunity which it or its assets now has or may hereafter acquire in relation to any legal proceedings (including, but without limitation, actions in rem and/or in personam) brought against it or its assets by the Banks in relation to any Security Document; and

(B)	consents generally in respect of any such proceedings to the giving of any relief including, without limitation, the issue of any process in connection with such proceedings and the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and, when executed, all such counterparts taken together shall be deemed to constitute one and the same instrument.

24.	ASSIGNMENT AND TRANSFER

24.1.	Benefit of agreement

This Agreement shall be binding upon and enure to the benefit of each party hereto and its respective successors and assigns.

24.2.	No assignment or transfer by the Borrower

The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits or obligations under this Agreement. This Agreement shall confer rights only upon a person expressed to be a party to it and a person who is not such a party shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

24.3.	Transfers

Subject to Clauses 20.5(I) (Restriction on transfer of Commitments), any Lender (the “Transferor Bank”) may at any time cause:-

(A)	all (but not part only) of its rights, benefits and/or obligations under this Agreement and the other Security Documents to be transferred to any of its subsidiaries, affiliates or associates, which for the purpose of this Clause means subsidiaries, affiliates or associates of which the relevant Lender owns more than 50% of the issued shares, or to a federal reserve bank, central bank or other monetary or regulatory authority having jurisdiction over such Lender (a “Related Bank”) without the consent of the Borrower; or

(B)	part of its rights, benefits and/or obligations hereunder and the other Security Documents to be transferred to a Related Bank with the consent of the Borrower such consent not to be unreasonably withheld (except that such consent shall not be required where any such Lender has been required by any applicable law or regularity authority to cause such part transfer); or

(C)	subject to Clause 24.6 (Joint Arrangers’ right of first refusal), all or part of its rights, benefits and/or obligations hereunder and the other Security Documents to be transferred to any other bank or financial institution with the consent of the Borrower (such consent not to be unreasonably withheld it being agreed however that it shall not be unreasonable for the Borrower to withhold its consent to any proposed transfer by a Lender which is a Joint Arranger if, as a result of such transfer, the aggregate Commitments of the Joint Arrangers would fall below thirty five point one per cent (35.1%) of the aggregate Commitments of all the Lenders together)

(any such transferee being herein referred to as a “Transferee Bank”) by delivering to the Facility Agent a Transfer Certificate duly completed and duly executed by the Transferor Bank and the Transferee Bank. Any transfer by a Lender shall be offered and effected in compliance with all applicable laws and regulations. If the Borrower fails to respond to a written request for such consent within ten (10) Banking Days of such request being made, the Borrower shall be deemed to have given such consent. No such transfer is binding on, or effective in relation to, any of the parties hereto unless it is effected or evidenced by a Transfer Certificate which complies with the provisions of this Clause 24.3 and is signed by or on behalf of the Transferor Bank, the Transferee Bank and the Facility Agent (on behalf of itself, the Borrower and the other Banks). Upon signature of any such Transfer Certificate by the Facility Agent, which signature shall be effected as promptly as is practicable after such Transfer Certificate has been delivered to the Facility Agent, and subject to the terms of such Transfer Certificate, such Transfer Certificate shall have effect as set out below.

The following further provisions shall have effect in relation to any Transfer Certificate:-

(i)	a Transfer Certificate may be in respect of a Lender’s rights in respect of all or part of its Commitment and shall be in respect of the same proportion of its Percentage and of its Contribution;

(ii)	a Transfer Certificate shall only be in respect of rights and obligations of the Transferor Bank in its capacity as a Lender and shall not transfer its rights and obligations as an Agent or in any other capacity, as the case may be and such other rights and obligations may only be transferred in accordance with any applicable provisions of this Agreement;

(iii)	a Transfer Certificate shall take effect in accordance with English law as follows:-

(a)	to the extent specified in the Transfer Certificate, the Transferor Bank’s payment rights and all its other rights (other than those referred to in paragraph (B) above) under this Agreement are assigned to the Transferee Bank absolutely, free of any defects in the Transferor Bank’s title and of any rights or equities which the Borrower had against the Transferor Bank;

(b)	the Transferor Bank’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Bank becomes a Lender with a Contribution, a Percentage and a Commitment of the amounts specified in the Transfer Certificate;

(d)	the Transferee Bank becomes bound by all the provisions of this Agreement and the other Security Documents which are applicable to the Lenders generally, including those about pro rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agents in accordance with the provisions of this Agreement and to the extent that the Transferee Bank becomes bound by those provisions, the Transferor Bank ceases to be bound by them;

(e)	an Advance or part of an Advance which the Transferee Bank makes after the Transfer Certificate comes into effect ranks in point of priority and security in the same way as it would have ranked had it been made by the Transferor Bank, assuming that any defects in the Transferor Bank’s title and any rights or equities of the Borrower against the Transferor Bank had not existed;

(f)	the Transferee Bank becomes entitled to all the rights under this Agreement which are applicable to the Lenders generally, including but not limited to those relating to the Majority Banks and those under Clauses 6.6 (Market disruption; non-availability), 7 (Illegality, Increased Costs and Force Majeure) and 14 (Fees), and to the extent that the Transferee Bank becomes entitled to such rights, the Transferor Bank ceases to be entitled to them;

(g)	the rights and equities of the Borrower referred to above include, but are not limited to, any right of set off and any other kind of cross-claim; and

(h)	the Borrower and each of the other Banks hereby irrevocably authorise and instruct the Facility Agent to sign any such Transfer Certificate on its behalf and undertake not to withdraw, revoke or qualify such authority or instruction at any time. Promptly upon its signature of any Transfer Certificate, the Facility Agent shall notify the Borrower, the other Agents, the Transferor Bank and the Transferee Bank.

24.4.	Reliance on Transfer Certificate

(A)	The Facility Agent shall be entitled to rely on any Transfer Certificate believed by it to be genuine and correct and to have been presented or signed by the persons by whom it purports to have been presented or signed, and shall not be liable to any of the parties to any of the Security Documents for the consequences of such reliance.

(B) (i)	The Facility Agent shall at all times during the continuation of this Agreement maintain a register in which it shall record the name, Commitments, Contributions, Percentages and administrative details (including the Lending Branch) from time to time of each Lender holding Transfer Certificates and the date at which the transfer referred to in such Transfer Certificate held by each Lender was transferred to such Lender, and the Facility Agent shall make the said register available for inspection by any Bank and the Borrower during normal banking hours upon receipt by the Facility Agent of reasonable prior notice requesting the Facility Agent to do so.

(ii)	The entries on the said register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the Commitments, the Contributions, the Percentages and the Transfer Certificates held by the Lenders from time to time and the principal amounts of such Transfer Certificates and may be relied upon by each of the parties hereto for all purposes in connection with the Security Documents.

24.5.	Transfer fees and expenses

If any Lender causes the transfer of all or any part of its rights, benefits and/or obligations under this Agreement, it shall pay to the Facility Agent for its own account a registration fee of one thousand Dollars (USD1,000) for each transfer, and shall also pay to the Facility Agent on demand all costs, fees and expenses (including, but not limited to, legal fees and expenses), and all value added tax thereon, certified by the Facility Agent as having been incurred by it in connection with such transfer.

24.6.	Joint Arrangers’ right of first refusal

If any Lender wishes to transfer all or any part of its rights, benefits and/or obligations under the Security Documents to any bank or financial institution other than a Related Bank, it shall give written notice of the proposed transfer to the Facility Agent who shall forthwith advise the Joint Arrangers thereof. The Joint Arrangers shall then have the option, to be exercised by notice in writing to the relevant Lender not later than ten (10) Banking Days after the receipt by the Facility Agent of the relevant Lender’s notice, of requiring the Lender to transfer to them all but not part only of those rights, benefits and/or obligations which such Lender wishes to transfer as referred to in its notice to the Facility Agent.

Any such transfer shall be effected in accordance with Clause 24.3 (Transfers). In addition, the following provisions shall apply thereto:-

(A)	any one or more of the Joint Arrangers may exercise the option under this Clause 24.6 without there being any requirement for all of the Joint Arrangers to agree to the exercise thereof;

(B)	the rights, benefits and obligations to be transferred by the relevant Lender shall be transferred to those Joint Arrangers who exercise their option in relation thereto pro rata in accordance with their Commitments;

(C)	unless the relevant Lender and the relevant Joint Arrangers agree otherwise, any Transfer Certificate to be executed pursuant to this Clause 24.6 shall be executed by such Lender and such Joint Arrangers not later than fifteen (15) Banking Days after the date of receipt by the Facility Agent of the Lender’s notice referred to above.

24.7.	Sub-participation

Except in respect of sub-participation between the Lender and its wholly owned subsidiary (in which case, provided that such sub-participation is notified to the Borrower, no consent is required from the Borrower) a Lender may not openly or silently sub-participate all or any part of its rights and/or obligations under the Security Documents without the consent of the Borrower (such consent not to be unreasonably withheld).

24.8.	Lending Branch

Each Lender shall lend through its Lending Branch and, if any Lender wishes to change its Lending Branch, such Lender shall notify the Facility Agent promptly of such change and the Facility Agent shall notify the Borrower.

24.9.	Disclosure of information

Any Lender may disclose to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrower and the Smedvig Group as such Lender shall consider appropriate if such Lender first procures that the relevant prospective assignee, substitute or transferee or other person (such person together with any prospective assignee, substitute or transferee being hereinafter described as the “Prospective Assignee”) shall undertake to the

Borrower in writing and subject to the Borrower’s written approval (except in the case of a transfer pursuant to Clause 24.3(A) which is not subject to Borrower’s written approval) within ten (10) Banking Days of receipt of such request to keep secret and confidential and, not without the prior written consent of the Borrower, such consent not to be unreasonably withheld, to disclose to any third party any of the information, reports or documents supplied by such Lender provided however that the Prospective Assignee shall be entitled to disclose any such information, reports or documents in the following situations:-

(A)	in relation to any proceedings arising out of any of the Security Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or

(B)	pursuant to a court order relating to discovery or otherwise; or

(C)	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or

(D)	to its auditors and legal or other professional advisers.

In addition, the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated, in conditions free from confidentiality, bona fide from some person other than such Lender or the Borrower or any Group Member.

24.10.	No additional costs

If at the time of, or immediately after, any transfer by a Lender of any part of the rights, benefits and/or obligations under the Security Documents, or any change in its Lending Branch, the Borrower would be obliged to pay to the Transferee Bank or (in the case of a change of Lending Branch) the Lender under Clauses 7.2 (Increased costs) or 8.6 (Grossing- up for Taxes) any sum in excess of the sum (if any) which it would have been obliged to pay to the relevant Lender under the relevant Clause in the absence of such transfer or change, the Borrower shall not be obliged to pay that excess.

25.	NOTICES

25.1.	Mode of communication

Except as otherwise provided herein, each notice, request, demand or other communication to be made or delivered hereunder shall be given in writing but, unless otherwise stated, may be made by e-mail or telefax.

25.2.	Communications through Facility Agent

Except as otherwise provided herein, all notices and other communications to be made between the Borrower on the one hand and the Lenders or any other of the Banks on the other hand in relation to any Security Document shall be transmitted through the Facility Agent.

25.3.	Address

Any notice, request, demand or other communication to be made or delivered pursuant to this Agreement shall be made or delivered as follows:-

(A)	to the Borrower at:-

Finnestadveien 28

PO Box 110

4001 Stavanger

Norway

Fax number: (47) 51 50 96 88

Marked for the attention of: Finance Department – Harald Grøsfjeld/Jon Olav Østhus

(B)	to the Facility Agent at:-

Den norske Bank ASA

Stranden 21

N-0021 Oslo

Norway

Telefax number: (47) 22 48 28 94

Marked for the attention of: Credit Administration Shipping

(C) to the Documentation Agent at:-

Stranden 21

N-0021 Oslo

Norway

Telefax number (47) 22 48 2894

Marked for the attention of: Credit Administration Shipping

(D) to each Lender at its Lending Branch

or to such other address, or telefax number as each such addressee may specify to the other relevant party or parties by not less than fifteen (15) days’ written notice.

25.4.	Receipt

Each such notice, request, demand or other communication shall be deemed to have been made or delivered when:-

(A)	(in the case of telefax) at the time and date shown on the transmission confirmation slip printed by the sender’s telefax machine (unless the date of despatch is not a business day in the country of the addressee or the time of despatch is outside normal business hours in the country of the addressee, in which case such telefax shall be deemed to have been received at the opening of business on the next such business day);

(B)	(in the case of any letter) when delivered to the addressee’s address for the time being specified in or notified pursuant to Clause 24.3 (Transfers) or, if sent by first class post with postage prepaid in an envelope addressed to the addressee at that address, five (5) days after being deposited in the post;

(C)	(in the case of an e-mail), when the sender has received confirmation of transmission of such e-mail, provided that such e-mail has not been returned as undeliverable within a period of two hours to the sender, and provided that the sender sends to the recipient a “hard copy” of such e-mail by first class post within two (2) days after such e-mail has been sent.

25.5.	Language

Each notice, request, demand or other communication made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a certified true and accurate English translation thereof.

26.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, English law.

27.	JURISDICTION

27.1.	Submission to jurisdiction

Each of the parties hereto agrees that any legal action or proceeding arising out of or relating to this Agreement may be brought in the High Court of Justice in England and hereby irrevocably submits itself to the non-exclusive jurisdiction of that court. The submission by each party to such jurisdiction shall not limit the right of any of the other parties to commence any proceedings arising out of this Agreement in whatsoever jurisdiction they may choose, nor shall the commencement of any such legal action or proceeding in one jurisdiction preclude any of the other parties from beginning any further or other such legal action or proceeding in the same or any other jurisdiction.

27.2.	Address for service of proceedings

The Borrower hereby irrevocably appoints Norose Notices Limited (reference JSPG/AA11376) at its registered office for the time being which is presently at Kempson House, Camomile Street, London EC3A 7AN as its agent (the “Process Agent”) to receive on behalf of the Borrower and its property service of copies of the writ, summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in the care of the Process Agent (or any successor thereto, as the case may be) at the Process Agent’s above address (or the address of any successor thereto, as the case may be), and the Borrower hereby irrevocably authorises and directs the Process Agent (and any successor thereto) to accept such service on their behalf. The Borrower shall appoint a successor agent for service of process should the agency of Norose Notices Limited terminate for any reason, and further shall at all times maintain an agent for service of process in London so long as there shall be outstanding any obligations hereunder. The Borrower shall give notice to the Facility Agent of any appointment of successor agents for service of process, and shall obtain from each successor agent a letter of acceptance of appointment and promptly deliver the same to the Facility Agent. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address.

SCHEDULE 1

THE LENDERS AND THEIR COMMITMENTS

Name	Address, and Telefax Number	Commitment USD	Percentage %
BNP Paribas Oslo Branch	Karl Johans gt. 7 P.O. Box 106 Sentrum 0155 Oslo Norway Fax: (47) 22 41 08 44 Attention: Shipping	*	*

Nordea Bank Norge ASA (formerly known as Christiania Bank og Kreditkasse ASA)	1) Information related to Loan Administration P.O. Box 1166 Sentrum 0107 Oslo Norway Fax: + 47 22 48 42 78 Attn: Int. Loan Administration	*	*

2) Information related to Credit/Commercial Matters PO Box 1166 Sentrum 0107 Oslo Norway Fax: (47) 22 48 66 68 Attention: Oil & Offshore

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Name	Address, and Telefax Number	Commitment USD	Percentage %
Citbank International plc	1) 2nd Floor 4 Harbour Exchange Isle of Dogs London E14 9GE (Answerback 896581 CITIUK G) Fax: (44) 20 7500 5806 Attention: UK Loans Processing Unit	*	*

Commerzbank International S.A.	1) Information related to Loan Administration: 11, rue Notre Dame L-2240 Luxembourg Tel: (35) 2 477 911 459 Fax: (35) 2 477 911 386	*	*

2) Information related to Credit/Commercial matters: Commerzbank AG Global Shipping Hamburg Ness 7-9 20457 Hamburg Germany Fax: (49) 40 36 83 4068/ 4123 Attention: Global Shipping

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Name	Address, and Telefax Number	Commitment USD	Percentage %
Credit Agricole Indosuez

1) Lending office and all
    information related to Loan
    Administration matters:

    Shipping Finance

    Division/Loan Administration

    9 Quai du President Paul Doumer

    92920 Paris La Defense

    Cedex

    France

Tel:          + (33) 141 89 12 49

Fax:          + (33) 141 89 19 34

Attention: DFMA/Loan Administration

		*	*

2) Information related to Credit/Commercial matters: Representative Office Norway Ruseløkkveien 6 N-0251 Oslo Norway Fax: +(47) 22 01 06 51 Tel: +(47) 22 01 06 50

Den norske Bank ASA	Stranden 21 N-0107 Oslo Norway Fax: (47) 22 48 28 94 Attention: Credit Administration Shipping	*	*

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Name	Address, and Telefax Number	Commitment USD	Percentage %
Deutsche Bank AG in Hamburg	Brandstwiete 1 20457 Hamburg Fax: (49) 40 37 01 46 49 Attention: Shipfinancing Department	*	*

Deutsche Schiffsbank AG	Domshof 17 D-28195 Bremen Tel: +49 421 3609-0 Fax: +49 421 323539	*	*

Fokus Bank ASA	Information related to Loan Administration: Akersgata 28 PO Box 1170 Sentrum 0107 Oslo Norway Fax: + 47 24 05 55 30 Tel: + 47 24 05 54 30 Attention: Corporate & Institutional Banking, Oslo Region	*	*

Information related to

Credit/Commercial matters:

Akersgata 28

PO Box 1170 Sentrum

0107 Oslo

Norway

Fax:            + 47 24 05 55 30

Tel:            + 47 24 05 54 30

Attention: Corporate & Institutional Banking, Oslo Region

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Name	Address, and Telefax Number	Commitment USD	Percentage %

Fortis Bank (Nederland) N.V.	1) Information related to Loan Administration: Fortis Bank (Nederland) N.V. CBO/CB Loan Administration Coolsingel 93 NL-3012 AE Rotterdam The Netherlands Fax: (31) 10 401 6118		*

HSH Nordbank AG	Gerhart-Hauptmann-Platz 50 D-20095 Hamburg Germany Fax: (49) 40 33 333 4118 Attention: Shipping Department	*	*

ING Bank N.V.	De Amsterdamse Poort Location Code HE 02.09 Bijlmerplein 888 P O Box 1800 1000 BV Amsterdam Netherlands Attention: Natural Resources (Offshore) Tel: +31 20 576 8896 Fax: +31 20 563 5164	*	*

Nedship Bank N.V.	Nedship Bank (Nordic) Strandgaten 18 P O Box 701 Sentrum 5807 Bergen Norway Fax: (47) 55 30 95 50	*	*

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Name	Address, and Telefax Number	Commitment USD	Percentage %
Skandinaviska Enskilda Banken AB (publ)	Rosenkrantz gate 22 P O Box 1843 Vika N-0123 Oslo Norway Fax: (47) 22 82 71 24 Attention: Shipping/Offshore	*	*

Sparebanken Rogaland	Bjergsted Terrasse 1 P O Box 218 N-4001 Stavanger Norway Fax: (47) 51 53 47 55 Attention: Shipping/Offshore	*	*

Vereins- und Westbank AG, Hamburg	22, Alter Wall D-20457 Hamburg Fax: (49) 40 3692 3894 Attention: Corporate Banking Department – Energy	*	*

	Total	500,000,000	100

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE 2

FORM OF DRAWDOWN NOTICE

Den norske Bank ASA

Stranden 21

N-0107 Oslo

Norway

Fax No. + 47 22 48 28 94

Attn: Credit Administration Shipping

Date:

Dear Sirs,

USD500,000,000 Reducing and Revolving Credit Loan

Facility Agreement dated 10 May 2001 as amended and restated pursuant to a third supplemental agreement dated June 2003

We refer to the above Facility Agreement and hereby give you notice that we wish to draw an Advance of [            ] Dollars (USD[            ]) on [date] [and select an Interest Period in respect thereof of [            ] ([    ]) months]. The funds should be credited to [name and number of account] with [New York City].

We confirm that the borrowing to be effected by such Advance will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded.

We further confirm that no Event of Default or Possible Event of Default has occurred and is continuing or would result from the making of the Advance and that the representations and warranties contained in Clause 9.2 of the Facility Agreement are true and correct as at the date hereof as if the same were made with respect to the facts and circumstances existing as at today’s date.

Words and expressions defined in the Facility Agreement shall have the same meanings where used herein.

For and on behalf of

SMEDVIG RIG AS

SCHEDULE 3

CONDITIONS PRECEDENT

The Facility Agreement and the Guarantee

1.	This Agreement and the Guarantee duly executed.

The Security

2.	Due execution and registration of first priority mortgages over those Units (the “Initial Units”) described in paragraph 1 of Schedule 9 and due execution of assignments of all associated earnings and insurance policies (the “Relevant Policies”).

3.	Evidence that each of the Initial Units has been insured upon such terms, for such amounts, with such underwriters and in respect of such risks as may be acceptable to the Facility Agent and that the interest of the Security Trustee in any such insurances as assignee has been or will immediately be noted by all underwriters, brokers, reinsurers and mutual clubs and associations concerned.

4.	Evidence (where applicable) of the immediate and unconditional availability of letters of undertaking generally acceptable to the London market addressed to the Security Trustee by relevant brokers and mutual clubs and associations covering the Relevant Policies.

5.	Evidence that each of the Initial Units is in class and free of any requirement or other notation of the relevant classification society which affects class and has not been complied with in accordance with its terms.

6.	Due execution (by the relevant owners) of charges over or pledges of (i) the Relevant Portion of shares in the capital of each of the companies and partnerships (the “Relevant Companies”) described in paragraph 2 of Schedule 9 and (ii) (if not already included as one of the Relevant Companies in paragraph 2 of Schedule 9) all of the shares in the capital of each of the partnerships (the “Relevant Owners”) which are the registered owners of the Secured Units described in paragraph 1 of Schedule 9 (or deemed to be so described in the case of a New Asset) (the “Relevant Units”) and due execution of all ancillary documents required by all such charges and/or pledges.

7.	Due execution of a first priority assignment of the benefit of (inter alia) the agreements and securities described in paragraph 3 of Schedule 9.

8.	Due execution of notices of the assignments referred to in paragraph 2, 6 and 7 above and, where possible (the Borrower doing its utmost to obtain), of acknowledgements of such notices by the recipients thereof.

9.	Due execution of subordination letters addressed to the Security Trustee by those Group Members who are managers of Secured Units under relevant management agreements.

Corporate Documents

10.	A certified copy of the bye-laws (“vedtekter”) of each Obligor.

11.	Certified copies of resolutions of the directors of each Obligor approving the relevant Security Documents and the transactions contemplated thereby and authorising the execution of such of the Security Documents to which each such Obligor is party by an officer or attorney of such Obligor.

12.	The original powers of attorney, if any, issued pursuant to the resolutions referred to above.

13.	An original company certificate (“firmaattest”) in respect of each Obligor dated not more than thirty (30) days before the Availability Date.

Consents

14.	Certified copies of any consents required from any authority for the execution of and performance by each Obligor of its obligations under the Security Documents.

Fees

15.	The fee letters referred to in Clauses 14.2 (Arrangement fee) and 14.3 (Agency fee) duly executed by all of the parties thereto.

16.	Evidence that all such fees referred to in Clause 14 (Fees) as are payable on or before the Availability Date have been received by the Facility Agent.

Legal Opinions

17.	A legal opinion from Messrs. Stephenson Harwood concerning such matters of English law as the Lenders may require.

18.	A legal opinion from Messrs. Wikborg Rein & Co. concerning such matters of Norwegian law as the Lenders may require.

19.	A legal opinion from (i) Messrs. Thommessen Krefting Greve Lund concerning the assignment described in paragraph 7 of this Schedule 3 and (ii) counsel acceptable to the Documentation Agent in each relevant jurisdiction concerning due execution and registration of the mortgages over the Initial Units required by paragraph 2 above.

20.	Current written legal opinions and/or reports (or confirmation of no material change to existing opinions) from Norwegian and English lawyers acceptable to the Joint Arrangers in connection with the Balder Disputes.

Process agent

21.	Confirmation from Norose Notices Limited that it will act as the process agent for service of process in England of the Borrower.

Representations and warranties and undertaking concerning ownership of Relevant Units

22.	A certificate from the Borrower confirming that all of the representations and warranties contained in Clauses 9.1 (Initial representations and warranties) and 9.2 (Continuing representations and warranties) are true and correct on and as of the Availability Date.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

Transfer Certificate

Lenders are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Facility Agreement without further ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services Act 1986 and regulations made thereunder and similar statutes which may be in force in other jurisdictions

To:	Den norske Bank ASA, as agent on their own behalf and for and on behalf of the Borrower, the Facility Agent, the Documentation Agent, the Security Trustee, the Lenders and the Joint Arrangers defined in the Facility Agreement referred to below.

Date: [            ]

Attention: [            ]

This certificate (“Transfer Certificate”) relates to a USD500,000,000 reducing and revolving credit loan facility agreement dated 10 May 2001 as amended and restated pursuant to a third supplemental agreement dated • June 2003 (the “Facility Agreement”) made between (1) Smedvig Rig AS (the “Borrower”), (2) the banks and financial institutions defined therein as lenders (the “Lenders”), (3) Nordea Bank Norge ASA, Citigroup Global Markets Ltd, Den norske Bank ASA and Skandinaviska Enskilda Banken AB (Publ.) as Joint Arrangers, (4) Den norske Bank ASA as Facility Agent and (5) Den norske Bank ASA as Documentation Agent and (6) Den norske Bank ASA as Security Trustee. Terms defined in the Facility Agreement shall, unless otherwise defined herein, have the same meanings herein as therein.

In this Transfer Certificate:-

the “Transferor” means [full name] of [Lending Branch]; and

the “Transferee” means [full name] of [Lending Branch].

1.	The Transferor as beneficial owner assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Facility Agreement and the other Security Documents in relation to [ ] per centum ([ ]%) of the Contribution of the Transferor (or its predecessors in title) which are set out below:-

Date of Contribution	Amount

2.	By virtue of this Transfer Certificate and Clause 24 of the Facility Agreement, the Transferor is discharged [entirely from its Available Commitment which amounts to USD[ ]] [from [ ] per centum ([ ]%) of its Available Commitment, which percentage represents USD[ ]].

3.	The Transferee hereby requests the Borrower and the Banks to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of Clause 24.3 of the Facility Agreement so as to take effect in accordance with the terms thereof on [date of transfer].

4.	The Transferee:-

(A)	confirms that it has received a copy of the Facility Agreement and the other Security Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

(B)	confirms that it has not relied and will not hereafter rely on the Transferor or any other of the Banks to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Facility Agreement, any of the other Security Documents or any such documents or information;

(C)	agrees that it has not relied and will not rely on the Transferor or any other of the Banks to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower (save as otherwise expressly provided in the Facility Agreement);

(D)	warrants that it has power and authority to become a party to the Facility Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Facility Agreement and the other Security Documents; and

(E)	if not already a Lender, appoints the Facility Agent and the Facility Agent to act as its agents as provided in the Facility Agreement and the other Security Documents and agrees to be bound by the terms of the Facility Agreement.

5.	The Transferor:-

(A)	warrants to the Transferee that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so;

(B)	warrants to the Transferee that this Transfer Certificate is binding on the Transferor under the laws of England, the country in which the Transferor is incorporated and the country in which its lending office is located; and

(C)	agrees that it will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Transfer Certificate or for a similar purpose.

6.	The Transferee hereby undertakes with the Transferor and each of the other parties to the Facility Agreement and the other Security Documents that it will perform in accordance with its terms all those obligations which by the terms of the Facility Agreement and the other Security Documents will be assumed by it after delivery of the executed copies of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

7.	By execution of this Transfer Certificate on their behalf by the Facility Agent and in reliance upon the representations and warranties of the Transferee, the Borrower and the Banks each accept the Transferee as a party to the Facility Agreement and the other Security Documents with respect to all those rights and/or obligations which by the terms of the Facility Agreement and the other Security Documents will be assumed by the Transferee (including those about pro rata sharing and the exclusion of liability on the part of, and the indemnification of, the Banks as provided by the Facility Agreement) after delivery of the executed copies of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

8.	Neither the Transferor nor any other of the Banks:-

(A)	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or the other Security Documents or any document relating thereto; or

(B)	assumes any responsibility for the financial condition of the Borrower or for the performance and observance by the Borrower of any of its obligations under the Facility Agreement and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded (except as aforesaid).

9.	The Transferor and the Transferee each undertake that they will on demand fully indemnify the Facility Agent and the Facility Agent in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter concerned with or arising out of it unless caused by the Facility Agent’s or the Facility Agent’s gross negligence or wilful misconduct, as the case may be.

10.	The agreements and undertakings of the Transferee in this Transfer Certificate are given to and for the benefit of and made with each of the other parties to the Facility Agreement and the other Security Documents.

11.	This Transfer Certificate shall be governed by, and construed in accordance with, English law.

Transferor	Transferee

[insert name of Transferor]	[insert name of Transferee]

By:	By:
Dated:	Dated:

Facility Agent

Agreed for and on behalf of itself as Facility Agent, the Borrower and the Banks.

Den norske Bank ASA

By:

Dated:

The Schedule

Portion Transferred (☐%)
Commitment

Existing Percentage	Percentage of Transferee Bank

Administrative Details of Transferee

Name of Transferee:

Lending Branch:

Contact person

(Loan Administration Department):

Telephone:

Telex:

Fax:

Contact person

(Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:

SCHEDULE 5

FORM OF COMPLIANCE CERTIFICATE

Den norske Bank ASA

Stranden 21

N-0107 Oslo

Norway

Attention:[            ]

Date:

Dear Sirs,

USD500,000,000 Reducing and Revolving Credit Loan Facility Agreement dated 10 May 2001 as amended and restated pursuant to a third supplemental agreement dated •June 2003

This Certificate is delivered to you pursuant to Clause 10.2(C) of the above mentioned facility agreement (the “Facility Agreement”) made between (inter alias) (1) our wholly owned subsidiary, Smedvig Rig AS, as Borrower and (2) yourselves as Facility Agent. Terms and expressions defined in the Facility Agreement will have the same meanings when used herein.

The undersigned is the Chief Financial Officer of the Guarantor and hereby certifies as follows:-

1.	As at [ ], the Minimum Liquidity was USD[ ] where:-

(A)	the Cash was USD[ ]; and

(B)	the value of the Marketable Securities was USD[ ].

2.	As at [ ], the Cash held by the Guarantor was USD[ ], by the Borrower was USD[ ] and the Cash held by other Group Members was USD[ ], held as follows:-

[insert details of amount held by each relevant Group Member and stating on what basis it is or would be payable to the Borrower as required by the definition of “Cash”]

3.	As at [ ], the value of the Norwegian Marketable Securities of the Smedvig Group was USD[ ].

4.	As at [ ], the ratio of (i) EBITDA to Interest Expense was [ ]:1 and (ii) Net Funded Debt to EBITDA was [ ]: 1 where:-

(A)	EBITDA at such date was USD[ ];

(B)	Interest Expense at such date was USD[ ]; and

(C)	Net Funded Debt at such date was USD[ ].

5.	As at [ ], the Total Value Adjusted Assets/Total Liability ratio was: [ ] and the Total Liabilities were [ ].

6.	During the period from [ ] to [ ] no Encumbrances were created or assets disposed of in breach of Clause 11.2 (Negative Pledge) of the Facility Agreement.

7.	As at [ ], the followings Units were owned by Group Members, their owners and estimated market values being as follows:-

Name	Owner	Estimated Market Value

8.	We attach hereto copies of written valuations dated as at [ ] from [ ] in respect of the Units referred to in paragraph 7 above.

9.	During the period from [ ] to [ ] [there has been no change in the corporate structure of the Smedvig Group].

[or, if there has been a change, specify details and attach revised corporate structure diagram]

Yours faithfully,

Chief Financial Officer

SMEDVIG ASA

SCHEDULE 6

EXISTING ENCUMBRANCES

A loan of originally {Confidential Material}* remains outstanding as at the date of execution of a third supplemental agreement to this Agreement, made available to Varia Perdana Sdn. Bhd., Malaysia by Banque Nationale de Paris pursuant to a loan agreement dated 28 September 1994 as later amended, secured by a bank guarantee issued by Nordea Bank Finland plc pursuant to a guarantee facility agreement dated 28 September 1994 as later amended. The said bank guarantee is secured by (i) a first priority Panamanian mortgage of the rigs “T-2”,“T-3” and “T-6” dated 30 September 1994 as later amended, (ii) a pledge of all the shares of Varia Perdana Sdn. Bhd. and (iii) pro rata guarantees from Varia Perdana Sdn. Bhd.’s shareholders. The Guarantor owns indirectly 49% of the shares of Varia Perdana Sdn. Bhd. and has thus issued a counter guarantee of 49% of the said bank guarantee facility.

*	The confidential portion of this section of the agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SCHEDULE 7

CORPORATE STRUCTURE DIAGRAM OF THE SMEDVIG GROUP

See following page

SCHEDULE 8

REDUCTIONS OF COMMITMENTS

1.	Unless otherwise reduced further in accordance with the provisions of this Agreement, the Borrower shall repay Advances and/or Available Commitments shall be automatically reduced such that the Commitments are reduced on each Reduction Date as set out below, by an amount equal to the amount set out below:

Reduction Date		Amount (USD)
1st	15 July 2003	0
2nd	15 October 2003	0
3rd	15 January 2004	0
4th	15 April 2004	0
5th	15 July 2004	10
6th	15 October 2004	10
7th	15 January 2005	10
8th	15 April 2005	10
9th	15 July 2005	10
10th	15 October 2005	10
11th	15 January 2006	10
12th	15 April 2006	10
13th	15 July 2006	20
14th	15 October 2006	20
15th	15 January 2007	20
16th	15 April 2007	20
17th	15 July 2007	20
18th	15 October 2007	20
19th	15 January 2008	20
20th	15 April 2008	20

2.	On the Termination Date (without prejudice to any other provision of this Agreement), the Commitments shall be reduced to zero.

3.	If the Commitments of all of the Lenders are reduced pursuant to any other provision of this Agreement, the Commitments shall be reduced by the amount required by such other provision and each of the amounts by which the aggregate of the Commitments of all the Lenders (after such reduction) are subsequently to be reduced pursuant to this Schedule on Reduction Dates falling on or after the date of such reduction shall be reduced by the same proportion as that by which the amount of the aggregate of the Commitments of the Lenders are so reduced.

4.	If the Commitment of a Lender is reduced to zero pursuant to Clauses 5.4 (Additional partial cancellation) or 7.1 (Illegality), the amounts by which the aggregate of the Commitments of the other Lenders are to be reduced pursuant to this Schedule 8 on

Reduction Dates falling on or after the date of the reduction to zero of such Lender’s Commitment shall be reduced by the same proportion which (immediately prior to its reduction to zero) the Commitment of such Lender bore to the aggregate of the Commitments of all of the Lenders (including such Lender).

SCHEDULE 9

THE SECURED ASSETS

1.	The Secured Units

(A)	West Alliance, registered in Panama, Provisional Patente 29946-PEXT
(B)	Robray T-4 registered in Panama, Provisional Patente 11005-81-E
(C)	Robray T-7 registered in Panama, Provisional Patente 13273-83-D
(D)	Smedvig T-8 registered in Panama, Provisional Patente 12882-83-CH
(E)	West Pelaut registered in Panama, Provisional Patente 21455-94-A
(F)	West Menang, registered in Panama, Provisional Patente 28020-PEXT
(G)	West Epsilon, registered in Panama, Provisional Patente
(H)	West Venture, registered in Norway, IMO Number 8764365

2.	The Relevant Companies and Relevant Portion

(A)	Smedvig Rig AS	100%
(B)	Smedvig T-4 AS	100%
(C)	Smedvig T-7 AS	100%
(D)	Smedvig T-8 AS	100%
(E)	West Pelaut AS	100%
(F)	West Menang AS	100%
(G)	Smedvig Asia Ltd	100%
(H)	Partrederiet West Navigator DA	50%
(I)	Smedvig Offshore AS	100%
(J)	AS Smedvig Prodrill	100%
(K)	West Alliance AS	100%

3.	West Alpha Agreements and Securities

☐	First Priority Assignment of all the Guarantor’s rights, title and interest in and the benefit of all security which the Guarantor has taken over and in respect of “West Alpha” in its capacity as lender to K/S West Alpha.

EXECUTION PAGE

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the day first written above.